 Exhibit (a)(1)(A)
Oppenheimer Holdings Inc.
Offer to Purchase for an Aggregate Purchase Price of
up to $30,000,000 in Cash of
Shares of its Class A non-voting common stock at a Purchase Price
Not Greater Than $40.00 per Share Nor Less Than $34.00 per Share
THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON JUNE 28, 2023, UNLESS THE OFFER IS EXTENDED OR WITHDRAWN (SUCH DATE, AS MAY BE EXTENDED, THE “EXPIRATION DATE”).
Oppenheimer Holdings Inc., a Delaware corporation (the “Company,” “Oppenheimer,” “we” or “us”), is offering to purchase for cash up to $30,000,000 of shares of its Class A non-voting common stock, par value $0.001 per share (the “Class A Shares” or the “Shares”), pursuant to (i) auction tenders at prices specified by the tendering stockholders of not greater than $40.00 per Share nor less than $34.00 per Share (“Auction Tenders”), or (ii) purchase price tenders pursuant to which stockholders indicate they are willing to sell their Shares to the Company at the Purchase Price (as defined below) determined in the Offer (“Purchase Price Tenders”), in either case, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase and in the related Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the “Offer”). At the maximum purchase price of $40.00 per Share, subject to any increase we may later make (subject to applicable law), we could purchase up to 750,000 Shares if the Offer is fully subscribed, which would represent approximately 6.84% of our issued and outstanding Class A Shares as of May 26, 2023. At the minimum purchase price of $34.00 per Share, subject to any increase we may later make (subject to applicable law), we could purchase up to 882,352 Shares if the Offer is fully subscribed, which would represent approximately 8.05% of our issued and outstanding Class A Shares as of May 26, 2023. See Sections 1 and 11.
Oppenheimer will, upon the terms and subject to the conditions of the Offer, determine a single price per Share (the “Purchase Price”), which will not be greater than $40.00 per Share nor less than $34.00 per Share, that we will pay for Shares properly tendered in the Offer and not properly withdrawn, taking into account the number of Shares tendered pursuant to Auction Tenders and Purchase Price Tenders and the prices specified by stockholders tendering Shares pursuant to Auction Tenders. Shares tendered pursuant to Purchase Price Tenders will be deemed to have been tendered at a price of $34.00 per Share (which is the minimum price per Share under the Offer) for purposes of determining the Purchase Price. The Purchase Price will be the lowest price per Share of not more than $40.00 per Share and not less than $34.00 per Share, at which Shares have been tendered or have been deemed to be tendered in the Offer, that will enable us to purchase the maximum number of Shares properly tendered in the Offer and not properly withdrawn having an aggregate purchase price not exceeding $30,000,000. Shares properly tendered pursuant to an Auction Tender will only be taken up if the price specified in the Auction Tender is equal to or less than the Purchase Price.
All Shares purchased in the Offer will be purchased at the same Purchase Price regardless of whether any stockholder tendered at a lower price. However, because of the “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase, all of the Shares tendered at or below the Purchase Price may not be purchased if more than the number of Shares we seek to purchase are properly tendered and not properly withdrawn. In accordance with the rules of the U.S. Securities and Exchange Commission (the “SEC”), we may, without amending or extending the Offer, increase the aggregate purchase price of Shares sought in the Offer and thereby increase the number of Shares accepted for payment in the Offer by no more than 2% of the number of our issued and outstanding of Class A Shares. See Section 1.

Subject to the conditions of the Offer, only Shares properly tendered at prices at or below the Purchase Price and not properly withdrawn will be purchased in the Offer. Shares tendered but not purchased pursuant to the Offer will be returned to the tendering stockholders promptly following the expiration of the Offer. See Section 3.
The Offer is not conditioned upon obtaining financing or any minimum number of Shares being tendered. The Offer is, however, subject to a number of other terms and conditions. See Section 7.
The Shares are listed on the New York Stock Exchange (the “NYSE”) and trade under the symbol “OPY.” On May 30, 2023, the last full trading day prior to the commencement of the Offer, the reported closing price of the Shares on the NYSE was $36.02 per Share. You are urged to obtain current market quotations for the Shares before deciding whether, and at what price or prices, to tender your Shares pursuant to the Offer. See Section 8.
WHILE OUR BOARD OF DIRECTORS HAS AUTHORIZED THE OFFER, IT HAS NOT MADE AND IS NOT MAKING, AND NONE OF THE COMPANY, THE COMPANY’S AFFILIATES OR SUBSIDIARIES, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY HAS MADE OR IS MAKING, ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU MUST MAKE YOUR OWN DECISIONS AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN, OR INCORPORATED BY REFERENCE IN, THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING THE PURPOSES AND EFFECTS OF THE OFFER. SEE SECTION 2. YOU ARE URGED TO DISCUSS YOUR DECISIONS WITH YOUR OWN TAX ADVISORS, FINANCIAL ADVISORS AND/OR BROKERS.
THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD CAREFULLY READ EACH IN THEIR ENTIRETY BEFORE MAKING A DECISION WITH RESPECT TO THE OFFER.
NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION OR PASSED UPON THE MERITS OR FAIRNESS OF SUCH TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS OFFER TO PURCHASE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
Questions and requests for assistance may be directed to D.F. King & Co., Inc., our Information Agent, or Oppenheimer & Co. Inc., our Dealer Manager, in each case at the telephone numbers and addresses set forth on the back cover page of this Offer to Purchase. You may request additional copies of this Offer to Purchase, the Letter of Transmittal and other Offer documents from the Information Agent at the telephone number and address on the back cover page of this Offer to Purchase. The Information Agent will promptly furnish to stockholders additional copies of these materials at the Company’s expense. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.
The Dealer Manager for the Offer is:
Oppenheimer & Co. Inc.
Offer to Purchase dated May 31, 2023

IMPORTANT
If you want to tender all or any portion of your Shares, you must do one of the following prior to the Expiration Date:
•
Holders Whose Shares are Held by Brokers:   if your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your Shares for you;

•
Registered Holders:   if you hold certificates or hold Shares in book-entry form as a registered holder in your own name, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your Shares, if applicable, and any other documents required by the Letter of Transmittal, to Computershare Trust Company, N.A., the Depositary for the Offer, at one of the addresses shown on the Letter of Transmittal; or

•
DTC Participants:   if you are an institution participating in The Depository Trust Company, tender your Shares according to the procedure for book-entry transfer described in Section 3 of this Offer to Purchase.

If you want to tender your Shares pursuant to the Offer but (a) the certificates for your Shares are not immediately available, or cannot be delivered to the Depositary within the required time, (b) you cannot comply with the procedure for book-entry transfer on a timely basis, or (c) your other required documents cannot be delivered to the Depositary prior to the Expiration Date, you may still tender your Shares if you comply with the guaranteed delivery procedure described in Section 3 of this Offer to Purchase.
Stockholders properly tendering Shares pursuant to Auction Tenders at $34.00 per Share (the minimum purchase price under the Offer) and stockholders properly tendering Shares pursuant to Purchase Price Tenders can reasonably expect to have Shares purchased at the Purchase Price if any Shares are purchased under the Offer (subject to the provisions relating to “odd lot” priority, proration and conditional tender). However, your election or the election of other stockholders to tender Shares pursuant to Auction Tenders or Purchase Price Tenders could result in the Purchase Price being lower and could result in your Shares being purchased at the minimum price in the Offer.
The Offer is not being made to, nor will tenders be accepted from or on behalf of, stockholders in any U.S. state in which the making or acceptance of offers to sell Shares would not be in compliance with the laws of that U.S. state. In any U.S. state where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on our behalf by the Dealer Manager or one or more registered brokers or by dealers licensed under the laws of that U.S. state.
The Offer does not constitute an offer to buy or the solicitation of an offer to sell securities in any jurisdiction in which such offer or solicitation would not be in compliance with the laws of the jurisdiction.
If you have any questions regarding the Offer, please contact D.F. King & Co., Inc., the Information Agent for the Offer, at (866) 828-6934 or OPY@dfking.com, or Oppenheimer & Co. Inc., the Dealer Manager for the Offer, at (212) 668-8000 or info@opco.com.
WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES IN THE OFFER OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES IN THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL OR ON DOCUMENTS WHICH WE HAVE SPECIFICALLY INCORPORATED BY REFERENCE AS BEING THE ONLY INFORMATION PROVIDED BY US TO YOU. OUR DELIVERY OF THIS OFFER TO PURCHASE SHALL NOT UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE IS CORRECT AS OF ANY TIME OTHER THAN THE DATE OF THIS OFFER TO PURCHASE OR THAT THERE HAVE BEEN NO CHANGES IN THE INFORMATION INCLUDED OR INCORPORATED BY REFERENCE HEREIN OR IN THE AFFAIRS OF OPPENHEIMER OR ANY OF ITS SUBSIDIARIES OR

i

AFFILIATES SINCE THE DATE HEREOF. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR GIVES ANY INFORMATION OR REPRESENTATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, INFORMATION OR REPRESENTATION AS HAVING BEEN AUTHORIZED BY US, OUR AFFILIATES OR SUBSIDIARIES, THE DEALER MANAGER, THE DEPOSITARY OR THE INFORMATION AGENT.

ii

iii

SUMMARY TERM SHEET
We are providing this summary term sheet for your convenience. This summary term sheet highlights certain material information in this Offer to Purchase, but it does not describe all of the details of the Offer to the same extent described elsewhere in this Offer to Purchase. To fully understand the Offer, as defined below, and for a more complete description of the terms of the Offer, you should read carefully this entire Offer to Purchase, the Letter of Transmittal and the other documents that constitute part of the Offer. We have included in this summary term sheet references to the sections of this Offer to Purchase where you will find a more complete description of the topics in this summary term sheet.
Who is offering to purchase my Shares?
The issuer of the Shares, Oppenheimer Holdings Inc., which we refer to as the “Company,” “Oppenheimer,” “we” or “us.”
What is the purpose of the Offer?
The purpose of the Offer is to provide liquidity to our stockholders that will be forced to sell their Shares at or prior to the closing of the Index Removal Date (as defined below). Oppenheimer has been advised that, as a result of the fact that voting rights are exclusively associated with the Company’s Class B voting common stock, par value $0.001 per share, which does not publicly trade, it is expected that the Company’s Class A Shares (the “Shares”), $0.001 par value per share, will be removed from the Russell 2000 and Russell 3000 on or about June 23, 2023 (the “Index Removal Date”). As a result, index funds that are required to track the performance of the Russell 2000 and Russell 3000 would be required to sell their Shares on or around the closing date of the Index Removal Date. In addition, certain other stockholders will be precluded from holding Shares that could lead to additional selling pressure on or around the closing date of the Index Removal Date.
The Offer also enables the Company to potentially return a significant amount of cash to its stockholders by repurchasing Shares. We also believe that the Offer provides a mechanism for completing a sizable repurchase of our Shares more rapidly than would be possible through open market purchases.
After completing the Offer, we may consider various forms of Share repurchases, which may or may not be part of our current Equity Repurchase Program (see “What will happen to the Company’s existing repurchase program?”), including open market purchases, tender offers and/or in privately negotiated transactions. The amount and timing of any such purchases will depend on a number of factors including the price and availability of the Company’s Shares, trading volume, capital availability, our performance and general economic and market conditions. We may also from time to time establish a trading plan under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to facilitate purchases of Shares. See Section 2.
What will be the Purchase Price for the Shares and what will be the form of payment?
We are conducting the Offer by means of a modified “Dutch auction” to purchase for cash up to $30,000,000 of Shares, pursuant to (i) Auction Tenders at prices specified by the tendering stockholders of not greater than $40.00 per Share nor less than $34.00 per Share, or (ii) Purchase Price Tenders, in either case, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase and in the related Letter of Transmittal. We will, upon the terms and subject to the conditions of the Offer, determine the Purchase Price, which will not be greater than $40.00 per Share nor less than $34.00 per Share, that we will pay for Shares properly tendered in the Offer and not properly withdrawn, taking into account the number of Shares tendered pursuant to Auction Tenders and Purchase Price Tenders and the prices specified by stockholders tendering Shares pursuant to Auction Tenders. Shares tendered pursuant to Purchase Price Tenders will be deemed to have been tendered at a price of $34.00 per Share (which is the minimum price per Share under the Offer) for purposes of determining the Purchase Price.
The Purchase Price will be the lowest price per Share of not more than $40.00 per Share and not less than $34.00 per Share, at which Shares have been tendered or have been deemed to be tendered in the Offer, that will enable us to purchase the maximum number of Shares tendered in the Offer, having an aggregate purchase price not exceeding $30,000,000. We will publicly announce the Purchase Price promptly after we have determined it and, upon the terms and subject to the conditions of the Offer (including the proration provisions), we will pay the Purchase Price in cash, without interest, to all stockholders (subject to proration) who have properly tendered (and have not properly withdrawn) their Shares pursuant to Auction Tenders at prices equal to or less than the Purchase Price or pursuant to Purchase Price Tenders, subject to applicable withholding taxes. See Section 1.
How many Shares is Oppenheimer offering to purchase?
Upon the terms and subject to the conditions of the Offer, we will purchase, at the Purchase Price, Shares properly tendered in the Offer and not properly withdrawn up to a maximum aggregate purchase price of $30,000,000, or such fewer number of Shares as are properly tendered and not properly withdrawn prior to 11:59 p.m., New York City time, on June 28, 2023 (such date as it may be extended, the “Expiration Date”). Since the Purchase Price will only be determined after the Expiration Date, the number of Shares that will be purchased in the Offer will not be known until after that time. At the maximum purchase price of $40.00 per Share, subject to any increase we may later make (subject to applicable law), we could purchase up to 750,000 Shares if the Offer is fully subscribed, which would represent approximately 6.84% of our issued and outstanding Class A Shares as of May 26, 2023. At the minimum purchase price of $34.00 per Share, subject to any increase we may later make (subject to applicable law), we could purchase up to 882,352 Shares if the Offer is fully subscribed, which would represent approximately 8.05% of our issued and outstanding Class A Shares as of May 26, 2023. See Sections 1 and 11.
The Offer is not conditioned upon obtaining financing or any minimum number of Shares being tendered. The Offer is, however, subject to a number of other terms and conditions. See Section 7.
In accordance with the rules of the SEC, we may, without amending or extending the Offer, increase the aggregate purchase price of Shares sought in the Offer and thereby increase the number of Shares accepted for payment in the Offer by no more than 2% of the number of our issued and outstanding Class A Shares and thereby increase the aggregate purchase price of Shares purchased in the Offer to more than $30,000,000. If we so increase the number of Shares accepted for payment by 2%, the maximum number of Shares that will be purchased pursuant to the Offer is 1,101,566, or 10.05% of our issued and outstanding Class A Shares as of May 26, 2023. If we purchase an additional number of Shares in excess of 2% of the number of our issued and outstanding Class A Shares, we will amend and extend the Offer in compliance with applicable law. See Sections 1 and 15.
How will Oppenheimer pay for the Shares?
As of March 31, 2023, we had approximately $30.3 million in cash and cash equivalents. We will fund any purchase of Shares pursuant to the Offer, including related fees and expenses, from cash and cash equivalents on hand. The Offer is not conditioned upon the receipt of financing. See Section 9.
How long do I have to tender my Shares?
You may tender your Shares until the Offer expires on the Expiration Date. If a broker, dealer, commercial bank, trust company or other nominee holds your Shares, it is likely that they will have an earlier deadline for you to act to instruct them to accept the Offer on your behalf. We urge you to immediately contact your broker, dealer, commercial bank, trust company or other nominee to find out its deadline. See Sections 1 and 3.
Can the Offer be extended, amended or terminated and, if so, under what circumstances?
We can extend the Offer in our sole discretion at any time, subject to applicable laws. We may, however, decide not to extend the Offer. If we were to extend the Offer, we cannot indicate, at this time, the length of any extension that we may provide. If we extend the Offer, we will delay the acceptance of any Shares that have been tendered. We can also amend or terminate the Offer. If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by law. See Sections 7 and 15.

How will I be notified if the Offer is extended or amended?
If the Offer is extended, we will issue a press release announcing the extension and the new Expiration Date no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date. We will announce any amendment to the Offer by issuing a press release announcing the amendment. See Section 15.
What are the conditions to the Offer?
Our obligation to accept and purchase and pay for Shares tendered in the Offer depends upon a number of conditions that must be satisfied or waived by us on or prior to the Expiration Date, including that:
•
no action, suit, proceeding or application by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency, other tribunal or arbitrator or arbitration panel shall have been instituted or shall be pending, nor shall we have received notice of any such action, that directly or indirectly (1) challenges or seeks to challenge, restrain, prohibit, delay or otherwise affect the making of the Offer, the acquisition by us of some or all of the Shares pursuant to the Offer or otherwise relates in any manner to the Offer or seeks to obtain material damages in respect of the Offer or (2) seeks to make the purchase of, or payment for, some or all of the Shares pursuant to the Offer illegal or may result in a delay in our ability to accept for payment or pay for some or all of the Shares;

•
our acceptance for payment, purchase or payment for any Shares tendered in the Offer shall not violate or conflict with, or otherwise be contrary to, any applicable law, statute, rule, regulation, decree or order;

•
no action shall have been taken nor any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) shall have been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries by any court, government or governmental agency or other regulatory or administrative authority, whether in the United States or elsewhere, which (1) indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of Shares thereunder or (2) is reasonably likely to make the purchase of, or payment for, some or all of the Shares pursuant to the Offer illegal or to prohibit, restrict or delay consummation of the Offer;

•
no general suspension of trading in, or limitation on prices for, securities on any U.S. national securities exchange or in the over-the-counter market, the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory, or any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that is likely, in our reasonable judgment, to materially adversely affect the extension of credit by banks or other lending institutions in the United States shall have occurred;

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no commencement or escalation, on or after the date hereof, of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism, directly or indirectly involving the United States nor any escalation, on or after the date hereof, of any war or armed hostilities that had commenced prior to the date hereof, shall have occurred;

•
no decrease of more than 10% in the market price for the Shares or in the Dow Jones Industrial Average, New York Stock Exchange Index, NASDAQ Composite Index or the Standard and Poor’s 500 Composite Index measured from the close of trading on the date of this Offer to Purchase to the open of trading on the Expiration Date shall have occurred;

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no change in general political, market, economic, financial or industry conditions in the United States or internationally that, in our reasonable judgment, has, or could reasonably be expected to have, a material adverse effect on the business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, results of operations or prospects of Oppenheimer and our subsidiaries, taken as a whole, on the value of or trading in the Shares, on our ability to consummate the Offer or on the benefits of the Offer to us, shall have occurred;

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no change, condition, event or development (including any act of nature or man-made disaster) or any condition, event or development involving a prospective change, in the business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, licenses, franchises, permits, permit applications, results of operations or prospects of Oppenheimer or any of our subsidiaries or affiliates that, in our reasonable judgment, has, or could reasonably be expected to have, a material adverse effect on Oppenheimer and our subsidiaries, taken as a whole, on the value of or trading in the Shares, on our ability to consummate the Offer or on the benefits of the Offer to us shall have occurred;

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no tender or exchange offer for any or all of our issued and outstanding Shares (other than the Offer), or any merger, amalgamation, acquisition, business combination, scheme of arrangement or other similar transaction with or involving us or any of our subsidiaries, shall have been proposed, announced or made by any person or entity or shall have been publicly disclosed, nor shall we have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, amalgamation, acquisition, business combination, scheme of arrangement or other similar transaction;

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we shall not have learned that any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person (1) has acquired or proposes to acquire beneficial ownership of more than 5% of our issued and outstanding Class A Shares (other than where such ownership increases solely as a result of the Offer), whether through the acquisition of stock, the formation of a group, the grant of any option or right (options for and other rights to acquire Shares that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause), or otherwise (other than anyone who publicly disclosed such ownership in a filing with the SEC on or before the date hereof), (2) who has filed a Schedule 13D or Schedule 13G with the SEC on or before the date hereof has acquired or proposes to acquire, whether through the acquisition of Shares, the formation of a group, the grant of any option or right (options for and other rights to acquire Shares that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause), or otherwise (other than by virtue of consummation of the Offer), beneficial ownership of an additional 1% or more of our issued and outstanding Class A Shares or (3) shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities;

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no approval, permit, authorization, favorable review or consent or waiver of or filing with any domestic or foreign governmental entity or other authority or any third party consent, required to be obtained or made in connection with the Offer shall not have been obtained or made on terms and conditions satisfactory to us in our reasonable judgment; and

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we shall not have determined that the consummation of the Offer and the purchase of the Shares pursuant to the Offer is likely, in our reasonable judgment, to cause the Shares to be (1) held of record by less than 300 persons, (2) delisted from the NYSE or (3) eligible for deregistration under the Exchange Act.

The Offer is subject to these conditions, all of which are described in greater detail in Section 7.
Following the Offer, will the Company continue as a public company?
Yes. It is a condition of our obligation to purchase Shares pursuant to the Offer that, as a result of the consummation of the Offer, there not be a reasonable likelihood that the Shares will be delisted from the NYSE or will be eligible for deregistration under the Exchange Act. See Sections 2, 7 and 12.
How do I tender my Shares?
If you want to tender all or any portion of your Shares, you must do one of the following prior to the Expiration Date:
•
Holders Whose Shares are Held by Brokers:   if your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your Shares for you;

•
Registered Holders:   if you hold certificates or hold Shares in book-entry form as a registered holder in your own name, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your Shares, if applicable, and any other documents required by the Letter of Transmittal, to Computershare Trust Company, N.A., the Depositary for the Offer, at one of the addresses shown on the Letter of Transmittal; or

•
DTC Participants:   if you are an institution participating in The Depository Trust Company (“DTC”), tender your Shares according to the procedure for book-entry transfer described in Section 3 of this Offer to Purchase.

If you want to tender your Shares pursuant to the Offer but (a) the certificates for your Shares are not immediately available, or cannot be delivered to the Depositary within the required time, (b) you cannot comply with the procedure for book-entry transfer on a timely basis, or (c) your other required documents cannot be delivered to the Depositary prior to the Expiration Date, you may still tender your Shares if you comply with the guaranteed delivery procedure described in Section 3 of this Offer to Purchase.
You may contact the Information Agent, the Dealer Manager or your broker for assistance. The contact information for the Information Agent and Dealer Manager is on the back cover page of this Offer to Purchase. See Section 3 and the instructions to the Letter of Transmittal.
What happens if the number of Shares tendered in the Offer would result in an aggregate purchase price of more than $30,000,000?
To the extent that Shares are properly tendered in the Offer and not properly withdrawn in an amount and at such price or prices that would result in an aggregate purchase price in excess of $30,000,000, we may not purchase all of the Shares you tender. Upon the terms and subject to the conditions of the Offer, all of the Shares tendered and not properly withdrawn would be subject to the “odd lot” priority, proration and conditional tender provisions described herein. See Section 1.
However, we may in our discretion, in accordance with the rules of the SEC and without amending the Offer, increase the amount of Shares accepted for payment in the Offer by no more than 2% of the number of our issued and outstanding Shares, thereby increasing the aggregate purchase price of Shares purchased in the offer to more than $30,000,000.
If I own fewer than 100 Shares and I tender all of my Shares, will I be subject to proration?
If you own fewer than 100 Shares in the aggregate, you properly tender and do not withdraw all of these Shares at or below the Purchase Price prior to the Expiration Date and you complete (or, for a beneficial owner, your broker, dealer, commercial bank, trust company or other nominee completes) the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, and all conditions to the Offer are satisfied or waived, we will purchase all of your Shares without subjecting them to proration. See Section 1.
Once I have tendered Shares in the Offer, can I withdraw my tender?
Yes. You may withdraw your tendered Shares at any time prior to the Expiration Date. In addition, unless we have already accepted your tendered Shares for payment, you may withdraw your tendered Shares at any time after 11:59 p.m., New York City time, on July 27, 2023. See Section 4.
How do I withdraw Shares previously tendered?
To properly withdraw tendered Shares, you must deliver, on a timely basis, a written notice of your withdrawal to the Depositary, at one of its addresses appearing on the back cover page of this Offer to Purchase, while you still have the right to withdraw the Shares. Your notice of withdrawal must specify your name, the number of Shares to be withdrawn and the name of the registered holder of such Shares. Some additional requirements apply if the certificates for Shares to be withdrawn have been delivered to the Depositary or if your Shares have been tendered under the procedure for book-entry transfer set forth in

Section 3. If you have tendered your Shares by giving instructions to a bank, broker, dealer, trust company or other nominee, you must instruct that person to arrange for the withdrawal of your Shares. See Section 4.
Has Oppenheimer or its Board of Directors adopted a position on the Offer?
While our Board of Directors has authorized the Offer, it has not made and is not making, and none of the Company, the Company’s affiliates or subsidiaries, the Dealer Manager, the Information Agent or the Depositary has made or is making, any recommendation to you as to whether you should tender or refrain from tendering your Shares or as to the price or prices at which you may choose to tender your Shares. We have not authorized any person to make any such recommendation. You must make your own decisions as to whether to tender your Shares and, if so, how many Shares to tender and the price or prices at which you will tender them. In doing so, you should read carefully the information in, or incorporated by reference in, this Offer to Purchase and in the related Letter of Transmittal, including the purposes and effects of the Offer. You are urged to discuss your decisions with your own tax advisors, financial advisors and/or brokers. See Section 2.
Do Oppenheimer’s directors or executive officers intend to tender their Shares in the Offer?
Our directors and executive officers have informed us that they do not intend to tender Shares in the Offer. As a result, the Offer will increase their respective proportional holdings of our Shares. Our Class B voting common stock, which does not publicly trade, is not subject to the Offer; as a result, the proportional holding of voting rights will remain unchanged after the Offer.
After expiration or termination of the Offer, our directors and executive officers may, subject to applicable law and applicable policies and practices of the Company, sell their Shares from time to time in open market or other transactions at prices that may be more or less favorable than the Purchase Price to be paid to our stockholders in the Offer. See Section 11.
What will happen if I do not tender my Shares?
Stockholders who do not participate in the Offer will retain their Shares and, if the Company completes the Offer, their relative ownership interest in the Company will automatically increase. See Section 2.
When and how will the Company pay for my tendered Shares that are accepted for purchase pursuant to the Offer?
We will pay the Purchase Price in cash, less any applicable withholding taxes and without interest, for the Shares we purchase promptly after the expiration of the Offer and the acceptance of the Shares for payment. We will pay for the Shares accepted for purchase by depositing the aggregate purchase price with the Depositary promptly after the expiration of the Offer. The Depositary will transmit to you the payment for all of your Shares accepted for payment pursuant to the Offer. See Section 5.
What is the recent market price for the Shares?
On May 30, 2023, the last full trading day prior to the commencement of the Offer, the reported closing price of the Shares on the NYSE was $36.02 per Share. You are urged to obtain current market quotations for the Shares before deciding whether, and at what price or prices, to tender your Shares pursuant to the Offer. See Section 8.
Will I have to pay brokerage fees and commissions if I tender my Shares?
If you are a holder of record of your Shares and you tender your Shares directly to the Depositary, you will not incur any brokerage fees or commissions. If you hold your Shares through a bank, broker, dealer, trust company or other nominee and that person tenders Shares on your behalf, that person may charge you a fee for doing so. We urge you to consult your bank, broker, dealer, trust company or other nominee to determine whether any such charges will apply. See Section 3.

What is the accounting treatment to the Company of the Offer?
The accounting for the purchase of Shares and related expenses under U.S. Generally Accepted Accounting Principles (“GAAP”) pursuant to the Offer will result in a reduction of our stockholders’ equity and a corresponding reduction in total cash and cash equivalents. See Section 2.
Are there any governmental or regulatory approvals, consents or filings to be made or obtained in connection with the Offer?
We are not aware of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of Shares as contemplated by the Offer. We cannot predict whether we will be required to delay the acceptance for payment of or payment for Shares tendered in the Offer pending the outcome of any such approval or other action. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligations under the Offer to accept for payment and pay for Shares are subject to the satisfaction of certain conditions. See Sections 7 and 13.
What are the United States federal income tax consequences if I tender my Shares?
Generally, if you are a U.S. holder (as defined in “Section 14 — U.S. Federal Income Tax Considerations”), the receipt of cash from us in exchange for the Shares you tender in the Offer will be a taxable event for U.S. federal income tax purposes. The receipt of cash for your tendered Shares will generally be treated for U.S. federal income tax purposes either as (1) a sale or exchange eligible for capital gain or loss treatment or (2) a distribution in respect of stock from Oppenheimer. If you are a U.S. holder, you should complete the IRS Form W-9 accompanying the Letter of Transmittal. Any tendering stockholder or other payee who is a U.S. holder and who fails to timely complete, sign and return to the Depositary the IRS Form W-9 accompanying the Letter of Transmittal (or such other IRS form as may be applicable) may be subject to United States backup withholding tax. See Section 3. All stockholders should review the discussion in Sections 3 and 14 regarding U.S. federal income tax consequences and consult their own tax advisors regarding the tax consequences of the Offer.
Will I have to pay a stock transfer tax if I tender my Shares?
No. If you instruct the Depositary in the Letter of Transmittal to make the payment for the tendered Shares to the registered holder, we will pay any applicable stock transfer tax. See Section 5.
Whom do I contact if I have questions about the Offer?
For additional information or assistance, you may contact D.F. King & Co., Inc., our Information Agent, or Oppenheimer & Co. Inc., our Dealer Manager, in each case at the telephone numbers and addresses set forth on the back cover page of this Offer to Purchase. You may request additional copies of this Offer to Purchase, the Letter of Transmittal and other Offer documents from the Information Agent at the telephone number and address on the back cover page of this Offer to Purchase. The Information Agent will promptly furnish to stockholders additional copies of these materials at the Company’s expense. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.
What will happen to the Company’s existing repurchase program?
On December 13, 2022, our Board of Directors approved a share repurchase program (the “Equity Repurchase Program”) authorizing the Company to purchase up to 543,000 of the Class A Shares, representing approximately 5.0% of its 10,867,600 then outstanding Class A Shares. This authorization supplemented the 144,034 Class A Shares that remained authorized and available under the Company’s previous share repurchase program for a total of 687,034 Shares authorized. During the year ended December 31, 2022, the Company purchased and canceled an aggregate of 1,684,287 Class A Shares for a total consideration of  $60.6 million ($36.00 per Share). As of December 31, 2022, 687,034 shares remained available to be purchased under this program. During the year ended December 31, 2021, the Company purchased and canceled an aggregate of 177,192 Class A Shares for a total consideration of  $7.7 million ($43.67 per Share). As of December 31, 2021, 223,821 shares remained available to be purchased under the share repurchase program. During the three months ended March 31, 2023, the Company purchased and canceled an aggregate of 95,055 Class A Shares for a total consideration of $3.7 million ($38.79 per share) under this program. As of March 31, 2023, 591,979 shares remained available to be purchased under the share repurchase program. We are not obligated to repurchase any Shares under the Equity Repurchase Program. The Board authorized the Offer separately from the Equity Repurchase Program and, as a result, the Equity Repurchase Program will remain in effect with any future repurchases thereunder to be made in accordance with its terms and applicable law. Exchange Act Rule 13e-4 generally prohibits us and our affiliates from purchasing any Shares, other than in the Offer, until at least ten business days after the Expiration Date, except pursuant to certain limited exceptions provided in Exchange Act Rule 14e-5. Following the completion or termination of the Offer, and after the required waiting period, we may, from time to time, make additional repurchases of Shares, either in the open market, through public or privately negotiated transactions, in additional tender offers, or otherwise, in accordance with applicable law. Any of these purchases may be on the same terms as, or on terms more or less favorable to shareholders than, the terms of the Offer. The amount and timing of any repurchases under the Equity Repurchase Program after the expiration or termination of the Offer will depend on a number of factors, including but not limited to, the trading price, volume and availability of our Shares, applicable legal requirements, our business and financial conditions and general market environment. There is no guarantee that any repurchases under the Equity Repurchase Program will be made or that such repurchases would enhance the value of our Shares.

FORWARD-LOOKING STATEMENTS
This Offer to Purchase may contain certain “forward-looking statements.” Such forward-looking statements relate to, among other things, the operating performance of Oppenheimer’s anticipated financial performance, future revenues, earnings, liabilities or expenses, business prospects, projected ventures, new products, anticipated market performance and similar matters. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “endeavor,” “seek,” “anticipate,” “estimate,” “overestimate,” “underestimate,” “believe,” “could,” “project,” “predict,” “continue” or other similar words or expressions. Forward-looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, contain projections of results of operations or of financial condition or state other forward-looking information. Our ability to predict results or the actual outcome of future plans or strategies is inherently uncertain. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. These forward-looking statements involve risks, uncertainties and other factors that may cause our actual results in future periods to differ materially from forecasted results. Factors which could have a material adverse effect on our operations and future prospects include, but are not limited to:
•
transaction volume in the securities markets;

•
the volatility of the securities markets;

•
fluctuations in interest rates;

•
changes in regulatory requirements that could affect the cost and method of doing business;

•
general economic conditions, both domestic and international, including inflation, recession, and changes in consumer confidence and spending;

•
competition from existing financial institutions, new entrants and other participants in the securities markets and financial services industry;

•
potential cybersecurity threats and attacks;

•
legal developments affecting the litigation experience of the securities industry and the Company;

•
changes in foreign, federal and state tax laws that could affect the popularity of products sold by the Company or impose taxes on securities transactions;

•
the adoption and implementation of the SEC’s “Regulation Best Interest” and other regulations adopted in recent years;

•
war, terrorist acts and nuclear confrontation as well as political unrest, including events relating to Russia’s invasion of Ukraine and Western sanctions;

•
the Company’s ability to achieve its business plan;

•
the effects of the economy on the Company’s ability to find and maintain financing options and liquidity;

•
credit, operational, legal and regulatory risks;

•
risks related to foreign operations, including those in the United Kingdom which may be affected by Britain’s January 2020 exit from the EU and economic uncertainty in the UK, EU, and elsewhere;

•
the effect of technological innovation on the financial services industry and securities business;

•
risks related to election results, Congressional gridlock, political and social unrest, government shutdowns and investigations, trade wars, bank failures, changes in or uncertainty surrounding regulation, and the potential for default by the U.S. government on the nation’s debt;

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risks related to changes in capital requirements under international standards that may cause banks to back away from providing funding to the securities industry;

•
risks related to the severity and duration of the COVID-19 Pandemic, the COVID-19 Pandemic’s impact on the U.S. and global economies including supply chain disruptions, and Federal, state and local governmental responses to the COVID-19 Pandemic;

•
the ability of Oppenheimer to commence and complete the Offer and the number of Shares it is able to purchase pursuant to the Offer or otherwise; and

•
the ability of Oppenheimer to achieve the benefits contemplated by the Offer.

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein and elsewhere, including the risk factors included in Oppenheimer’s most recent reports on Form 10-Q and other documents of the Company on file with or furnished to the SEC. Any forward-looking statements made in this Offer to Purchase are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by Oppenheimer will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Oppenheimer or its business or operations. Oppenheimer undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

INTRODUCTION
To the Stockholders of Oppenheimer Holdings Inc.:
We invite our stockholders to tender their Shares for purchase by us. Upon the terms and subject to the conditions of this Offer to Purchase and the related Letter of Transmittal, we are offering to purchase for cash up to $30,000,000 of Shares pursuant to (i) Auction Tenders at prices specified by the tendering stockholders of not greater than $40.00 per Share nor less than $34.00 per Share, or (ii) Purchase Price Tenders, in either case, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase and in the related Letter of Transmittal. Stockholders who wish to tender Shares without specifying a price at which such Shares may be purchased by us should make a Purchase Price Tender. Under a Purchase Price Tender, Shares will be purchased, upon the terms and subject to the conditions of the Offer, at the Purchase Price determined as provided herein.
The Offer will expire on June 28, 2023, at 11:59 p.m., New York City time, unless the Offer is extended or withdrawn.
We will, upon the terms and subject to the conditions of the Offer, determine the Purchase Price, which will not be greater than $40.00 per Share nor less than $34.00 per Share, that we will pay for Shares properly tendered in the Offer and not properly withdrawn, taking into account the number of Shares tendered pursuant to Auction Tenders and Purchase Price Tenders and the prices specified by stockholders tendering Shares pursuant to Auction Tenders. Shares tendered pursuant to Purchase Price Tenders will be deemed to have been tendered at a price of $34.00 per Share (which is the minimum price per Share under the Offer) for purposes of determining the Purchase Price. The Purchase Price will be the lowest price per Share of not more than $40.00 per Share and not less than $34.00 per Share at which Shares have been tendered or have been deemed to be tendered in the Offer that will enable us to purchase the maximum number of Shares properly tendered in the Offer and not properly withdrawn having an aggregate purchase price not exceeding $30,000,000. Shares properly tendered pursuant to an Auction Tender will only be taken up if the price specified in the Auction Tender is equal to or less than the Purchase Price.
All Shares purchased in the Offer will be purchased at the same Purchase Price regardless of whether any stockholder tendered at a lower price. However, because of the “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase, all of the Shares tendered at or below the Purchase Price may not be purchased if more than the number of Shares we seek to purchase are properly tendered and not properly withdrawn. We expressly reserve the right, in our sole discretion, to amend the terms of the Offer, subject to applicable law. In addition, in accordance with the rules of the SEC, we may, without amending or extending the Offer, increase the aggregate purchase price of Shares sought in the Offer and thereby increase the number of Shares accepted for payment in the Offer by no more than 2% of the number of our issued and outstanding Class A Shares. See Section 1.
Subject to the conditions of the Offer, only Shares properly tendered at prices at or below the Purchase Price and not properly withdrawn will be purchased in the Offer. Shares tendered but not purchased pursuant to the Offer will be returned to the tendering stockholders promptly following the expiration of the Offer. See Section 3.
Stockholders must complete, among other items, the section of the Letter of Transmittal relating to the price at which they are tendering Shares in order to properly tender Shares. Stockholders who properly tender Shares without specifying whether they are making an Auction Tender or a Purchase Price Tender will be deemed to have made a Purchase Price Tender. Any stockholder who wishes to tender Shares at more than one price must complete a separate Letter of Transmittal for each price at which Shares are being tendered. See Section 3. The same Shares cannot be tendered at more than one price, unless such Shares have been previously and properly withdrawn.
THE OFFER IS NOT CONDITIONED UPON OBTAINING FINANCING OR ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO A NUMBER OF OTHER TERMS AND CONDITIONS. SEE SECTION 7.

WHILE OUR BOARD OF DIRECTORS HAS AUTHORIZED THE OFFER, IT HAS NOT MADE AND IS NOT MAKING, AND NONE OF THE COMPANY, THE COMPANY’S AFFILIATES OR SUBSIDIARIES, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY HAS MADE OR IS MAKING, ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU MUST MAKE YOUR OWN DECISIONS AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN, OR INCORPORATED BY REFERENCE IN, THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING THE PURPOSES AND EFFECTS OF THE OFFER. SEE SECTION 2. YOU ARE URGED TO DISCUSS YOUR DECISIONS WITH YOUR OWN TAX ADVISORS, FINANCIAL ADVISORS AND/OR BROKERS.
Upon the terms and subject to the conditions of the Offer, if the number of Shares properly tendered and not properly withdrawn prior to the Expiration Date would result in an aggregate purchase price of more than $30,000,000:
•
First, we will purchase all Shares tendered by any Odd Lot Holder (as defined below) who:

•
properly tenders and does not properly withdraw all Shares owned by the Odd Lot Holder at or below the Purchase Price (tenders of less than all of the Shares owned by an Odd Lot Holder will not qualify for this preference); and

•
completes the section entitled “Odd Lots” in the Letter of Transmittal or, in the case of a book-entry transfer, an Agent’s Message (as defined below), and, if applicable, in the Notice of Guaranteed Delivery (or, in the case of a beneficial owner, arranges with the owner’s broker, dealer, commercial bank, trust company or other nominee for such completion or Agent’s Message); and

•
Second, subject to the conditional tender provisions described in Section 6 herein, we will purchase Shares from all other stockholders who properly tender Shares at or below the Purchase Price (and do not properly withdraw them prior to the Expiration Date), on a pro rata basis, with appropriate adjustments to avoid the purchase of fractional Shares (except for stockholders who tendered Shares conditionally for which the condition was not satisfied), until we have purchased Shares resulting in an aggregate purchase price of $30,000,000; and

•
Third, only if necessary to permit us to purchase Shares resulting in an aggregate purchase price of $30,000,000, we will purchase Shares from holders who properly tender Shares (and do not properly withdraw them prior to the Expiration Date) at or below the Purchase Price conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose Shares are conditionally tendered must have properly tendered and not properly withdrawn all of their Shares prior to the Expiration Date.

Therefore, we may not purchase all of the Shares that our stockholders tender even if tendered at or below the Purchase Price.
As noted above, we may increase the number of Shares accepted for payment in the Offer, subject to applicable law. If we do so, the preceding provisions will apply to the greater total number of Shares. See Section 1.
The Purchase Price will be paid to tendering stockholders in cash, less any applicable withholding taxes and without interest, for all Shares purchased. Tendering stockholders who hold Shares registered in their own name and who tender their Shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or, except as set forth in Section 5 hereof, stock transfer taxes on the purchase of Shares by us pursuant to the Offer. Stockholders holding Shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee are urged to consult their broker, dealer, commercial bank, trust company or other such nominee to determine whether any charges may apply if stockholders tender Shares through such nominees and not directly to the Depositary. See Section 3.
We will pay or cause to be paid all reasonable fees and expenses incurred in connection with the Offer by Computershare Trust Company, N.A., the Depositary for the Offer and D.F. King & Co., Inc., the Information Agent for the Offer. Oppenheimer & Co. Inc., our Dealer Manager, will not receive a fee for their services. See Section 16.
As of May 26, 2023, there were 10,960,710 Class A Shares issued and outstanding. At the maximum purchase price of $40.00 per Share, subject to any increase we may later make (subject to applicable law), we could purchase up to 750,000 Shares if the Offer is fully subscribed, which would represent approximately 6.84% of our issued and outstanding Class A Shares as of May 26, 2023. At the minimum purchase price of $34.00 per Share, subject to any increase we may later make (subject to applicable law), we could purchase up to 882,352 Shares if the Offer is fully subscribed, which would represent approximately 8.05% of our issued and outstanding Class A Shares as of May 26, 2023. See Sections 1 and 11.
The Shares are listed on the NYSE and trade under the symbol “OPY.” On May 30, 2023, the last full trading day before the commencement of the Offer, the reported closing price of the Shares on the NYSE was $36.02 per Share. You are urged to obtain current market quotations for the Shares before deciding whether, and at what price or prices, to tender your Shares pursuant to the Offer. See Section 8.
References in this Offer to Purchase to “dollars” and “$” are to the lawful currency of the United States of America, unless otherwise indicated or the context suggests otherwise.

THE OFFER
1.
Number of Shares; Purchase Price; Proration.

General.   We will, upon the terms and subject to the conditions of the Offer, determine the Purchase Price, which will not be greater than $40.00 per Share nor less than $34.00 per Share, that we will pay for Shares properly tendered in the Offer and not properly withdrawn, taking into account the number of Shares tendered pursuant to Auction Tenders and Purchase Price Tenders and the prices specified by stockholders tendering Shares pursuant to Auction Tenders. Shares tendered pursuant to Purchase Price Tenders will be deemed to have been tendered at a price of $34.00 per Share (which is the minimum price per Share under the Offer) for purposes of determining the Purchase Price. The Purchase Price will be the lowest price per Share of not more than $40.00 per Share and not less than $34.00 per Share at which Shares have been tendered or have been deemed to be tendered in the Offer that will enable us to purchase the maximum number of Shares properly tendered in the Offer and not properly withdrawn having an aggregate purchase price not exceeding $30,000,000. Shares properly tendered pursuant to an Auction Tender will only be taken up if the price specified in the Auction Tender is equal to or less than the Purchase Price.
Promptly after determining the Purchase Price, we will publicly announce the Purchase Price and all stockholders who have properly tendered and not properly withdrawn their Shares pursuant to Auction Tenders at prices equal to or less than the Purchase Price or pursuant to Purchase Price Tenders will receive the Purchase Price, payable in cash, without interest, but subject to applicable withholding taxes, for all Shares purchased upon the terms and subject to the conditions of the Offer, including the provisions relating to “odd lot” priority, proration and conditional tender described below.
Upon the terms and subject to the conditions of the Offer, we will purchase, at the Purchase Price, Shares properly tendered in the Offer and not properly withdrawn up to a maximum aggregate purchase price of $30,000,000, or such fewer number of Shares as are properly tendered and not properly withdrawn prior to the Expiration Date. Since the Purchase Price will only be determined after the Expiration Date, the number of Shares that will be purchased in the Offer will not be known until after that time. At the maximum purchase price of $40.00 per Share, subject to any increase we may later make (subject to applicable law), we could purchase up to 750,000 Shares if the Offer is fully subscribed, which would represent approximately 6.84% of our issued and outstanding Class A Shares as of May 26, 2023. At the minimum purchase price of $34.00 per Share, subject to any increase we may later make (subject to applicable law), we could purchase up to 882,352 Shares if the Offer is fully subscribed, which would represent approximately 8.05% of our issued and outstanding Class A Shares as of May 26, 2023. See Sections 1 and 11.
In accordance with the rules of the SEC, we may, without amending or extending the Offer, increase the aggregate purchase price of Shares sought in the Offer and thereby increase the number of Shares accepted for payment in the Offer by no more than 2% of the number of our issued and outstanding Class A Shares and thereby increase the aggregate purchase price of Shares purchased in the Offer to more than $30,000,000. If we so increase the number of Shares accepted for payment by 2%, the maximum number of Shares that will be purchased pursuant to the Offer is 1,101,566, or 10.05% of our issued and outstanding Class A Shares as of May 26, 2023. If we purchase an additional number of Shares in excess of 2% of the number of our issued and outstanding Class A Shares, we will amend and extend the Offer in compliance with applicable law. See Section 15.
The Purchase Price will be denominated in United States dollars and all payments to stockholders under the Offer will be made in United States dollars.
Stockholders properly tendering Shares pursuant to Auction Tenders at $34.00 per Share (the minimum purchase price under the Offer) and stockholders properly tendering Shares pursuant to Purchase Price Tenders can reasonably expect to have Shares purchased at the Purchase Price if any Shares are purchased under the Offer (subject to the provisions relating to “odd lot” priority, proration and conditional tender).
Shares acquired pursuant to the Offer will be acquired by us free and clear of all liens, charges, encumbrances, security interests, claims, restrictions and equities whatsoever, together with all rights and benefits arising therefrom, provided that any dividends or distributions which may be declared, paid, issued, distributed, made or transferred on or in respect of such Shares to stockholders of record on or prior to the date on which the Shares are taken up and paid for under the Offer shall be for the account of such stockholders.
The Offer is not conditioned upon obtaining financing or any minimum number of Shares being tendered. The Offer is, however, subject to a number of other terms and conditions. See Section 7.
Priority of Purchases.   Upon the terms and subject to the conditions of the Offer, if the number of Shares properly tendered and not properly withdrawn prior to the Expiration Date would result in an aggregate purchase price of more than $30,000,000:
•
First, we will purchase all Shares tendered by any Odd Lot Holder (as defined below) who:

•
properly tenders and does not properly withdraw all Shares owned by the Odd Lot Holder at or below the Purchase Price (tenders of less than all of the Shares owned by an Odd Lot Holder will not qualify for this preference); and

•
completes the section entitled “Odd Lots” in the Letter of Transmittal or, in the case of a book-entry transfer, an Agent’s Message (as defined below), and, if applicable, in the Notice of Guaranteed Delivery (or, in the case of a beneficial owner, arranges with the owner’s broker, dealer, commercial bank, trust company or other nominee for such completion or Agent’s Message); and

•
Second, subject to the conditional tender provisions described in Section 6, we will purchase Shares from all other stockholders who properly tender Shares at or below the Purchase Price (and do not properly withdraw them prior to the Expiration Date), on a pro rata basis, with appropriate adjustments to avoid the purchase of fractional Shares (except for stockholders who tendered Shares conditionally for which the condition was not satisfied), until we have purchased Shares resulting in an aggregate purchase price of $30,000,000; and

•
Third, only if necessary to permit us to purchase Shares resulting in an aggregate purchase price of $30,000,000, we will purchase Shares from holders who properly tender Shares (and do not properly withdraw them prior to the Expiration Date) at or below the Purchase Price conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose Shares are conditionally tendered must have properly tendered and not properly withdrawn all of their Shares prior to the Expiration Date.

As a result of the foregoing priorities applicable to the purchase of Shares tendered, it is possible that all of the Shares that a stockholder tenders in the Offer at or below the Purchase Price may not be purchased. In addition, if a tender is conditioned upon the purchase of a specified number of Shares, it is possible that none of those Shares will be purchased.
As noted above, we may increase the number of Shares accepted for payment in the Offer, subject to applicable law. If we do so, the preceding provisions will apply to the greater total number of Shares.
Odd Lots.   The term “Odd Lots” means all Shares properly tendered prior to the Expiration Date at prices at or below the Purchase Price and not properly withdrawn by any person who owned a total of fewer than 100 Shares and so certified (or, in the case of a beneficial owner, arranges with the owner’s broker, dealer, commercial bank, trust company or other nominee to so certify) in the appropriate place on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery (an “Odd Lot Holder”). To qualify for this preference, an Odd Lot Holder must tender all Shares owned by the Odd Lot Holder in accordance with the procedures described in Section 3. Odd Lots will be accepted for payment before any proration of the purchase of other tendered Shares. This preference is not available to partial tenders or to beneficial or record holders of 100 or more Shares in the aggregate, even if these holders have separate accounts or certificates representing fewer than 100 Shares. By tendering in the Offer, an Odd Lot Holder who holds Shares in his or her name and tenders such Shares directly to the Depositary would not only avoid the payment of brokerage commissions, but also would avoid any applicable odd lot discounts in a sale of the holder’s Shares. Any Odd Lot Holder wishing to tender all of his or her Shares pursuant to the Offer should complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed

Delivery (or, in the case of a beneficial owner, arrange for such completion with the owner’s broker, dealer, commercial bank, trust company or other nominee).
Proration.   If proration of tendered Shares is required, we will determine the proration factor as promptly as practicable after the Expiration Date. Subject to adjustment to avoid the purchase of fractional Shares and subject to conditional tenders described in Section 6, proration for each stockholder tendering Shares (other than Odd Lot Holders) will be based on the ratio of the number of Shares properly tendered and not properly withdrawn by the stockholder to the total number of Shares properly tendered and not properly withdrawn by all stockholders (other than Odd Lot Holders) at or below the Purchase Price. The preliminary results of any proration will be announced by press release as promptly as practicable after the Expiration Date. Stockholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.
As described in Section 14, the number of Shares that we will purchase from a stockholder pursuant to the Offer may affect the U.S. federal income tax consequences of the purchase to the stockholder and, therefore, may be relevant to a stockholder’s decisions whether or not to tender Shares and whether or not to condition any tender upon our purchase of a stated number of Shares held by such stockholder. The Letter of Transmittal affords each stockholder who tenders Shares registered in such stockholder’s name directly to the Depositary the opportunity to designate the order of priority in which Shares tendered are to be purchased in the event of proration as well as the ability to condition such tender on a minimum number of Shares being purchased. See Section 6.
This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of the Shares and will be furnished to brokers, dealers, commercial banks, trust companies and other nominee stockholders and similar persons whose names, or the names of whose nominees, appear on Oppenheimer’s stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.
2.
Purpose of the Offer; Certain Effects of the Offer.

The purpose of the Offer is to provide liquidity to stockholders that will be forced to sell their Shares at or prior to the closing of the Index Removal Date (as defined below). Oppenheimer has been advised that, as a result of the fact that voting rights are exclusively associated with the Company’s Class B voting common stock, par value $0.001 per share, which does not publicly trade, it is expected that the Company’s Class A Shares (the “Shares”), $0.001 par value per share, will be removed from the Russell 2000 and Russell 3000 on or about June 23, 2023 (the “Index Removal Date”). As a result, index funds that are required to track the performance of the Russell 2000 and Russell 3000 would be required to sell their Shares on or around the closing date of the Index Removal Date. In addition, certain other stockholders will be precluded from holding Shares that could lead to additional selling pressure on or around the closing date of the Index Removal Date.
The Offer also enables the Company to potentially return a significant amount of cash to its stockholders by repurchasing Shares. We also believe that the Offer provides a mechanism for completing a sizable repurchase of our Shares more rapidly than would be possible through open market purchases.
We intend to invest up to $30,000,000 to purchase our Shares, which at the price range specified could, if the Offer is fully subscribed, result in our purchase of between 750,000 and 882,352 Shares, or up to approximately 8.05% of our issued and outstanding Class A Shares as of May 26, 2023. In accordance with the rules of the SEC, we may, without amending or extending the Offer, increase the aggregate purchase price of Shares sought in the Offer and thereby increase the number of Shares accepted for payment in the Offer by no more than 2% of the number of our issued and outstanding Class A Shares. If we so increase the number of Shares accepted for payment by 2% of the number of our issued and outstanding Class A Shares, the maximum number of Shares that will be purchased pursuant to the Offer is 1,101,566, or approximately 10.05% of our issued and outstanding Class A Shares as of May 26, 2023. If we purchase an additional number of Shares in excess of 2% of the number of our issued and outstanding Class A Shares, we will amend and extend the Offer in compliance with applicable law. See Section 15.
After completing the Offer, we may consider various forms of Share repurchases, including open market purchases, tender offers and/or in privately negotiated transactions. The amount and timing of any such purchases will depend on a number of factors including the price and availability of the Company’s Shares, trading volume, capital availability, our performance and general economic and market conditions. We may also from time to time establish a trading plan under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to facilitate purchases of Shares. See Section 2.
WHILE OUR BOARD OF DIRECTORS HAS AUTHORIZED THE OFFER, IT HAS NOT MADE AND IS NOT MAKING, AND NONE OF THE COMPANY, THE COMPANY’S AFFILIATES OR SUBSIDIARIES, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY HAS MADE OR IS MAKING, ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. YOU MUST MAKE YOUR OWN DECISIONS AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN, OR INCORPORATED BY REFERENCE IN, THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING THE PURPOSES AND EFFECTS OF THE OFFER. SEE SECTION 2. YOU ARE URGED TO DISCUSS YOUR DECISIONS WITH YOUR OWN TAX ADVISORS, FINANCIAL ADVISORS AND/OR BROKERS.
Stockholders who do not tender their Shares in the Offer and stockholders who otherwise retain an equity interest in the Company as a result of a partial tender of Shares or proration will continue to be owners of the Company. As a result, if we complete the Offer, those stockholders will realize an automatic increase in their relative ownership interest in the Company and also will continue to bear the attendant risks associated with owning our equity securities. Stockholders may be able to sell non-tendered Shares in the future at a net price significantly higher or lower than the Purchase Price pursuant to the Offer. We can give no assurance as to the price at which a stockholder may be able to sell its Shares in the future.
The Offer will reduce our “public float” (the number of Shares owned by non-affiliated stockholders and available for trading in the securities markets) and thereby may be accretive to our earnings per Share, is likely to reduce the number of beneficial holders of our Shares and may decrease the liquidity of the market for Shares.
Our directors and executive officers have informed us that they do not intend to tender Shares in the Offer. As a result, the Offer will increase their respective proportional holdings of our Shares. Our Class B voting common stock, which does not publicly trade, is not subject to the Offer; as a result, the proportional holding of voting rights will remain unchanged after the Offer.
After expiration or termination of the Offer, our directors and executive officers may, subject to applicable law and applicable policies and practices of the Company, sell their Shares from time to time in open market or other transactions at prices that may be more or less favorable than the Purchase Price to be paid to our stockholders in the Offer.
Based on the published guidelines of the NYSE and the conditions of the Offer, we believe that our purchase of Shares pursuant to the Offer will not result in delisting of the remaining Shares on the NYSE. The Shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our stockholders and the SEC and comply with the SEC’s proxy rules in connection with meetings of our stockholders. We believe that our purchase of Shares pursuant to the Offer will not result in the Shares becoming eligible for termination of registration under the Exchange Act. The Offer is conditioned upon, among other things, our determination that the consummation of the Offer will not cause the Shares to be delisted from the NYSE or to be eligible for deregistration under the Exchange Act. See Section 7.
All Shares repurchased pursuant to the Offer will be either cancelled or held as treasury stock.
The accounting for the purchase of Shares and related expenses under U.S. Generally Accepted Accounting Principles (“GAAP”) pursuant to the Offer will result in a reduction of our stockholders’ equity and a corresponding reduction in total cash and cash equivalents.

Our Shares are currently “margin securities” under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using the Shares as collateral. We believe that, following the purchase of Shares pursuant to the Offer, our common stock will continue to be “margin securities” for purposes of the Federal Reserve Board’s margin regulations.
Except as disclosed or incorporated by reference in this Offer to Purchase, Oppenheimer currently has no plans, proposals or negotiations underway that relate to or would result in:
•
any extraordinary transaction, such as a merger, reorganization or liquidation, involving Oppenheimer or any of its subsidiaries;

•
any purchase, sale or transfer of a material amount of assets of Oppenheimer or any of its subsidiaries;

•
any material change in the indebtedness or capitalization of Oppenheimer;

•
any change in the Quarterly Dividend;

•
any change in the present Board of Directors or management of Oppenheimer, including, but not limited to, any plans;

•
any other material change in Oppenheimer’s corporate structure or business;

•
any class of equity securities of Oppenheimer becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act or ceasing to be authorized for listing on the NYSE;

•
the suspension of Oppenheimer’s obligation to file reports under Section 15(d) of the Exchange Act;

•
the acquisition by any person of additional securities of Oppenheimer, or the disposition by any person of securities of Oppenheimer, other than purchases pursuant to outstanding options to purchase Shares; or

•
any changes in Oppenheimer’s Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws or other governing instruments or other actions that could impede the acquisition of control of Oppenheimer.

Although we do not currently have any plans, other than as disclosed or incorporated by reference in this Offer to Purchase, that relate to or would result in any of the events discussed above, as we evaluate opportunities, we may undertake or plan actions that relate to or could result in one or more of these events. We reserve the right to change our plans and intentions at any time as we deem appropriate.
3.
Procedures for Tendering Shares.

Proper Tender of Shares.   For Shares to be tendered properly in the Offer:
•
the certificates for the Shares, or confirmation of receipt of the Shares pursuant to the procedure for book-entry transfer set forth below, together with a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile of the Letter of Transmittal, including any required signature guarantees, or an Agent’s Message (as defined below) in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal, must be received prior to the Expiration Date by the Depositary at its address set forth on the back cover page of this Offer to Purchase; or

•
the tendering stockholder must, prior to the Expiration Date, comply with the guaranteed delivery procedure set forth below.

In accordance with Instructions 4 and 5 to the Letter of Transmittal, each stockholder desiring to tender Shares in the Offer must either check (A) one, and only one, of the boxes in the section of the Letter of Transmittal captioned “Auction Price Tender: Price (in Dollars) per Share at Which Shares Are Being Tendered,” indicating the price at which Shares are being tendered, or (B) the box in the section of the Letter of Transmittal captioned “Purchase Price Tender,” in which case you will be deemed to have tendered your Shares at the minimum price of $34.00 per Share (YOU SHOULD UNDERSTAND THAT THIS ELECTION MAY CAUSE THE PURCHASE PRICE TO BE LOWER AND COULD RESULT IN THE TENDERED SHARES BEING PURCHASED AT THE MINIMUM PRICE OF $34.00 PER SHARE). A tender of Shares pursuant to Auction Tenders will be proper only if, among other things, one, and only one, of the boxes indicating the price at which Shares are being tendered is checked in the section of the Letter of Transmittal captioned “Auction Price Tender: Price (in Dollars) per Share at Which Shares Are Being Tendered.” Stockholders who properly tender Shares without specifying whether they are making an Auction Tender or Purchase Price Tender will be deemed to have made a Purchase Price Tender.
If tendering stockholders wish to maximize the chance that their Shares will be purchased, they should check the box in the section of the Letter of Transmittal captioned “Purchase Price Tender.” Note that this election is deemed to be a tender of Shares at the minimum price of $34.00 per Share and could result in the tendered Shares being purchased at the minimum price of $34.00 per Share. See Section 8 for recent market prices for the Shares.
If tendering stockholders wish to indicate a specific price (in increments of $0.10) at which their Shares are being tendered, they must check the box indicating such price under the section captioned “Auction Price Tender: Price (in Dollars) per Share at Which Shares are Being Tendered.” Tendering stockholders should be aware that this election could mean that none of their Shares will be purchased if the price selected by the stockholder is higher than the Purchase Price. A stockholder who wishes to tender Shares at more than one price must complete a separate Letter of Transmittal for each price at which Shares are being tendered. The same Shares cannot be tendered (unless previously properly withdrawn in accordance with the terms of the Offer) at more than one price. Separate notices of withdrawal (described in Section 4) are not required for each Letter of Transmittal unless each Letter of Transmittal tenders Shares at different prices; however, absent a notice of withdrawal, subsequent Letters of Transmittal do not revoke prior Letters of Transmittal. Stockholders may contact the Depositary for additional instructions.
Stockholders holding Shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee, must contact their broker, dealer, commercial bank, trust company or such other nominee in order to tender their Shares. Stockholders who hold Shares through nominee stockholders are urged to consult their nominees to determine whether any charges may apply if stockholders tender Shares through such nominees and not directly to the Depositary.
Odd Lot Holders must tender all of their Shares and also complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, to qualify for the preferential treatment available to Odd Lot Holders as described in Section 1.
Stockholders may tender Shares subject to the condition that all or a specified minimum number of Shares be purchased. Any stockholder desiring to make such a conditional tender should so indicate in the section entitled “Conditional Tender” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery. It is the tendering stockholder’s responsibility to determine the minimum number of Shares to be purchased. STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN INVESTMENT AND TAX ADVISORS WITH RESPECT TO THE EFFECT OF PRORATION OF THE OFFER AND THE ADVISABILITY OF MAKING A CONDITIONAL TENDER. See Sections 6 and 14.
Signature Guarantees and Method of Delivery.   No signature guarantee is required if:
•
the Letter of Transmittal is signed by the registered holder of the Shares tendered and the holder has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” in the Letter of Transmittal; or

•
Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program, the New York Stock Exchange, Inc. Medallion Signature Program, the Stock Exchange Medallion Program, or an “eligible guarantor institution,” as the term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing constituting an “Eligible Institution”).

If a certificate for Shares is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made, or Shares not purchased or tendered are to be issued to a person other than the registered holder of the certificate surrendered, then the tendered certificate must be endorsed or accompanied by an appropriate stock power, signed in either case exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an Eligible Institution.

In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (1) certificates for the Shares, or a timely confirmation of the book-entry transfer of the Shares into the Depositary’s account at DTC, as described below, (2) a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile of the Letter of Transmittal, including any required signature guarantees, or, in the case of a book-entry transfer, an Agent’s Message (as defined below), and (3) any other documents required by the Letter of Transmittal. Please see “Lost or Destroyed Certificates” below for instructions for tendering Shares where Share certificates are lost or have been destroyed.
The method of delivery of all documents, including certificates for Shares, the Letter of Transmittal and any other required documents, including delivery through DTC, is at the sole election and risk of the tendering stockholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.
Certificates for Shares, together with a properly completed Letter of Transmittal and any other documents required by the Letter of Transmittal, must be delivered to the Depositary and not to Oppenheimer or the Information Agent. Any certificates delivered to Oppenheimer or the Information Agent will not be forwarded to the Depositary and will not be deemed to be properly tendered.
Book-Entry Delivery and the Book-Entry Transfer Facility.   The Depositary will establish an account with respect to the Shares for purposes of the Offer at DTC within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in DTC’s system may make book-entry delivery of the Shares by causing DTC to transfer those Shares into the Depositary’s account in accordance with DTC’s procedures for that transfer. Although delivery of Shares may be effected through a book-entry transfer into the Depositary’s account at DTC, either (1) a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile of the Letter of Transmittal, with any required signature guarantees, or an Agent’s Message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase prior to the Expiration Date or (2) the guaranteed delivery procedure described below must be followed if book-entry transfer of the Shares cannot be effected prior to the Expiration Date.
The confirmation of a book-entry transfer of Shares into the Depositary’s account at DTC is referred to in this Offer to Purchase as a “book-entry confirmation.” Delivery of documents to DTC in accordance with DTC’s procedures will not constitute delivery to the Depositary.
The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgement from the participant tendering Shares through DTC that such participant has received, and agrees to be bound by, the terms of the Letter of Transmittal and that Oppenheimer may enforce such agreement against that participant.
Guaranteed Delivery.   If a stockholder desires to tender Shares in the Offer and the stockholder’s Share certificates are not immediately available or cannot be delivered to the Depositary prior to the Expiration Date (or the procedures for book-entry transfer cannot be completed on a timely basis), or if time will not permit delivery of all required documents to the Depositary prior to the Expiration Date, the Shares may still be tendered if all of the following conditions are satisfied:
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the tender is made by or through an Eligible Institution;

•
the Depositary receives by mail, overnight courier or via email, prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form Oppenheimer has provided with this Offer to Purchase, including (where required) a signature guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery; and

•
the certificates for all tendered Shares, in proper form for transfer (or confirmation of book-entry transfer of the Shares into the Depositary’s account at DTC), together with a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile of the Letter of Transmittal, or an Agent’s Message in the case of a book-entry transfer, and any required signature guarantees and other documents required by the Letter of Transmittal, are received by the Depositary within two business days after the date of receipt by the Depositary of the Notice of Guaranteed Delivery.
Stockholders may contact the Information Agent, the Dealer Manager or their broker for assistance. The contact information for the Information Agent and Dealer Manager is on the back cover page of this Offer to Purchase.
A Notice of Guaranteed Delivery must be delivered to the Depositary before the Expiration Date and must include (where required) a signature guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.
Return of Unpurchased Shares.   If any tendered Shares are not purchased, or if less than all Shares evidenced by a stockholder’s certificates are tendered, certificates for unpurchased Shares will be returned to the tendering stockholders promptly after the expiration or termination of the Offer or the proper withdrawal of the Shares, or, in the case of Shares tendered by book-entry transfer at DTC, the Shares will be credited to the appropriate account maintained by the tendering stockholder at DTC, in each case without expense to the stockholder.
Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects.   All questions as to the number of Shares to be accepted, the Purchase Price to be paid for Shares to be accepted and the validity, form, eligibility, including time of receipt, and acceptance for payment of any tender of Shares will be determined by Oppenheimer, in its sole discretion and will be final and binding on all parties. Oppenheimer reserves the absolute right to reject any or all tenders of any Shares that it determines are not in proper form or the acceptance for payment of or payment for which may, in the opinion of the Company’s counsel, be unlawful. Oppenheimer also reserves the absolute right to waive any and all of the conditions of the Offer prior to the Expiration Date with respect to all tendered Shares. Oppenheimer also reserves the absolute right to waive any defect or irregularity in any tender with respect to any particular Shares, whether or not Oppenheimer waives similar defects or irregularities in the case of any other stockholder. No tender of Shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering stockholder or waived by Oppenheimer. Oppenheimer will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any tender of Shares. None of Oppenheimer, the Depositary, the Information Agent, the Dealer Manager or any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any of them incur any liability for failure to give any such notice.
Tendering Stockholder’s Representation and Warranty; Our Acceptance Constitutes an Agreement.   It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender Shares for such person’s own account unless, at the time of tender and at the end of the proration period or period during which Shares are accepted by lot, such person has a “net long position” (i.e., more Shares held in long positions than in short positions) in (1) a number of Shares that is equal to or greater than the amount tendered and will deliver or cause to be delivered such Shares for the purpose of tendering to us within the period specified in the Offer or (2) other securities immediately convertible into, exercisable for or exchangeable into a number of Shares (“Equivalent Securities”) that are equal to or greater than the number of Shares tendered and, upon the acceptance of such tender, will acquire such Shares by conversion, exchange, or exercise of such Equivalent Securities to the extent required by the terms of the Offer and will deliver or cause to be delivered such Shares so acquired for the purpose of tender to us within the period specified in the Offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. A tender of Shares made pursuant to any method of delivery set forth herein will constitute the tendering stockholder’s acceptance of the terms and conditions of the Offer, as well as the tendering stockholder’s representation and warranty to us that (i) such stockholder has a “net long position” in a number of Shares or Equivalent Securities at least equal to the Shares being tendered within the meaning of Rule 14e-4 and (ii) such tender of Shares complies with Rule 14e-4.
A tender of Shares made pursuant to any method of delivery set forth herein will also constitute a representation and warranty to us that the tendering stockholder has full power and authority to tender, sell, assign and transfer the Shares tendered, and that, when the same are accepted for purchase by us, we will acquire good, marketable and unencumbered title thereto, free and clear of all security interests, liens, restrictions, claims, encumbrances and other obligations relating to the sale or transfer of the Shares, and the same will not be subject to any adverse claim or right. Any such tendering stockholder will, on request by the Depositary or us, execute and deliver any additional documents deemed by the Depositary or us to be necessary or desirable to complete the sale, assignment and transfer of the Shares tendered, all in accordance with the terms of the Offer.
Our acceptance for payment of Shares tendered in the Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer.
All authority conferred or agreed to be conferred by delivery of the Letter of Transmittal shall be binding on the successors, assigns, heirs, personal representatives, executors, administrators and other legal representatives of the tendering stockholder and shall not be affected by, and shall survive, the death or incapacity of such tendering stockholder.
Lost or Destroyed Certificates.   If any certificate representing Shares has been lost or destroyed, the stockholder should promptly notify the Transfer Agent, Computershare, at 1-800-522-6645. The stockholder will then be instructed as to the steps that must be taken in order to replace the certificate(s), which may include submitting an affidavit of lost or destroyed certificate(s) and agreement of indemnity as set forth in the Letter of Transmittal. The Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost or destroyed certificates have been followed, and in such circumstances a longer period of time may be needed to complete a tender of Shares. Stockholders are requested to contact the Depositary immediately in order to permit timely processing of this documentation.
Certificates for Shares, together with a properly completed Letter of Transmittal and any other documents required by the Letter of Transmittal, must be delivered to the Depositary and not to Oppenheimer or the Information Agent. Any certificates delivered to Oppenheimer or the Information Agent will not be forwarded to the Depositary and will not be deemed to be properly tendered.
U.S. Federal Backup Withholding Tax.   Under the U.S. federal backup withholding tax rules, unless an exemption applies under the applicable law and regulations, a portion of the gross proceeds payable pursuant the Offer to a tendering stockholder or other payee who is a U.S. holder (as defined in “Section 14 — U.S. Federal Income Tax Considerations”) must be withheld and remitted to the Internal Revenue Service (the “IRS”), unless the tendering stockholder or other payee provides its taxpayer identification number (employer identification number or social security number) to the Depositary (as payor) and certifies under penalties of perjury, among other things, that the number is correct. Therefore, each tendering stockholder that is a U.S. holder should complete and sign the IRS Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid U.S. federal backup withholding tax, unless the stockholder can otherwise establish to the satisfaction of the Depositary that the stockholder is not subject to such backup withholding tax. If a U.S. holder does not provide the Depositary with the correct taxpayer identification number, the U.S. holder may be subject to penalties imposed by the IRS. If U.S. federal backup withholding tax results in an overpayment of taxes, a refund may be obtained from the IRS in accordance with its refund procedures.
Certain “exempt recipients” (including, among others, all C corporations and certain Non-U.S. holders (as defined in “Section 14 — U.S. Federal Income Tax Considerations”)), are not subject to U.S. federal backup withholding tax. In order for a Non-U.S. holder to qualify as an exempt recipient, that stockholder must submit an IRS Form W-8BEN, W-8BEN-E, W-8IMY (with any required attachments), W-8ECI, or W-8EXP, as applicable (which may be obtained on the IRS website (www.irs.gov)), signed under penalties of perjury, attesting to that stockholder’s exempt status. See Instruction 2 to the Letter of Transmittal.
Information reporting to the IRS may also apply to proceeds from the Offer.
Stockholders should consult their tax advisors regarding information reporting and possible qualifications for exemption from U.S. federal backup withholding tax and the procedure for obtaining any applicable exemption.
For a more complete discussion of U.S. federal income tax considerations to tendering stockholders, see “Section 14 — U.S. Federal Income Tax Considerations.”

4.
Withdrawal Rights.

Shares tendered in the Offer may be withdrawn at any time prior to the Expiration Date. In addition, unless Oppenheimer has already accepted your tendered Shares for payment, you may withdraw your tendered Shares at any time after 11:59 p.m., New York City time, on July 27, 2023. Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable.
For a withdrawal to be effective, a written notice of withdrawal must be received in a timely manner by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase, and any notice of withdrawal must specify the name of the tendering stockholder, the number of Shares to be withdrawn, the name of the registered holder of the Shares to be withdrawn, if different from the person who tendered the Shares, and the price at which the Shares were tendered. A stockholder who has tendered Shares at more than one price must complete and deliver a separate notice of withdrawal for Shares tendered at each price. If the certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, before the release of those certificates, the tendering stockholder also must submit the serial numbers shown on those particular certificates for Shares to be withdrawn and, unless an Eligible Institution has tendered those Shares, the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer described in Section 3, the notice of withdrawal also must specify the name and the number of the account at DTC to be credited with the withdrawn Shares and must otherwise comply with DTC’s procedures.
All questions as to the form and validity, including the time of receipt, of any notice of withdrawal will be determined by Oppenheimer in its sole discretion and will be final and binding on all parties. Oppenheimer reserves the absolute right to waive any defect or irregularity in the notice of withdrawal or method of withdrawal of Shares by any stockholder, whether or not Oppenheimer waives similar defects or irregularities in the case of any other stockholder. None of Oppenheimer, the Depositary, the Information Agent, the Dealer Manager or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of them incur liability for failure to give any such notice.
Withdrawals may not be rescinded, and any Shares properly withdrawn will be deemed not properly tendered for purposes of the Offer. However, properly withdrawn Shares may be re-tendered prior to the Expiration Date by again following one of the procedures described in Section 3.
If Oppenheimer extends the Offer, is delayed in its purchase of Shares, or is unable to purchase Shares pursuant to the Offer for any reason, then, without prejudice to the Company’s rights under the Offer, the Depositary may, subject to applicable law, retain tendered Shares on behalf of Oppenheimer, and such Shares may not be withdrawn, except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4.
5.
Purchase of Shares and Payment of Purchase Price.

Upon the terms and subject to the conditions of the Offer, we will (1) determine the Purchase Price we will pay for Shares properly tendered and not properly withdrawn prior to the Expiration Date, taking into account the number of Shares so tendered and the prices specified by tendering stockholders and (2) accept for payment and pay an aggregate purchase price of up to $30,000,000 for Shares that are properly tendered at prices at or below the Purchase Price and not properly withdrawn prior to the Expiration Date. For purposes of the Offer, we will be deemed to have accepted for payment, subject to the “odd lot” priority, proration and conditional tender provisions of the Offer, Shares that are properly tendered at or below the Purchase Price and not properly withdrawn, only when, as and if we give oral or written notice to the Depositary of our acceptance of the Shares for payment pursuant to the Offer.
Upon the terms and subject to the conditions of the Offer, we will accept for payment and pay the Purchase Price per Share for all of the Shares accepted for payment pursuant to the Offer. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made promptly, taking into account any time necessary to determine any proration, but only after timely receipt by the Depositary of (1) certificates for Shares, or a timely confirmation of the book-entry transfer of the Shares into the Depositary’s account at DTC, (2) a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile of the Letter of Transmittal, including any required signature guarantees, or, in the case of a book-entry transfer, an Agent’s Message, and (3) any other required documents.
We will pay for Shares purchased pursuant to the Offer by depositing the aggregate purchase price for the Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders.
In the event of proration, we will determine the proration factor and pay for those tendered Shares accepted for payment as promptly as practicable after the Expiration Date. Certificates for all Shares tendered and not purchased, including all Shares tendered at prices in excess of the Purchase Price and Shares not purchased due to proration or conditional tenders, will be returned or, in the case of Shares tendered by book-entry transfer, will be credited to the account maintained with DTC by the participant who delivered the Shares, to the tendering stockholder at our expense promptly after the expiration or termination of the Offer.
Under no circumstances will we pay interest on the Purchase Price, even if there is a delay in making payment. In addition, if certain events occur prior to the Expiration Date, we may not be obligated to purchase Shares pursuant to the Offer. See Section 7.
We will pay all stock transfer taxes, if any, payable on the purchase by us of Shares pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased Shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes or stamp duties, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person, will be the responsibility of the stockholder and satisfactory evidence of the payment of the stock transfer taxes or stamp duties, or exemption from payment of the stock transfer taxes or stamp duties, will need to be submitted to the Depositary.
6.
Conditional Tender of Shares.

Under certain circumstances described in Section 1 and subject to the exception for Odd Lot Holders, if the Offer is over-subscribed, we will prorate the Shares purchased pursuant to the Offer. As discussed in Section 14, the number of Shares to be purchased from a particular stockholder may affect the U.S. federal income tax treatment of the purchase to the stockholder and the stockholder’s decision whether to tender. Under the conditional tender alternative, a stockholder may tender Shares subject to the condition that all or a specified minimum number of the stockholder’s Shares tendered must be purchased if any Shares tendered are purchased. Any stockholder desiring to make a conditional tender must so indicate in the section entitled “Conditional Tender” in the Letter of Transmittal, and, if applicable, in the Notice of Guaranteed Delivery. It is the tendering stockholder’s responsibility to calculate the minimum number of Shares that must be purchased from the stockholder in order for the stockholder to qualify for sale or exchange (rather than distribution) treatment for U.S. federal income tax purposes, if such treatment is desired. Stockholders should consult their own investment or tax advisors with respect to the advisability of making a conditional tender. No assurances can be provided that a conditional tender will achieve any intended U.S. federal income tax result for any stockholder tendering Shares.
Any tendering stockholder wishing to make a conditional tender must calculate and appropriately indicate in its Letter of Transmittal the minimum number of Shares that must be purchased if any are to be purchased. After the Expiration Date, if the number of Shares pursuant to Auction Tenders at a price equal to or less than the Purchase Price and pursuant to Purchase Price Tenders would result in an aggregate purchase price of more than $30,000,000 are properly tendered and not properly withdrawn, so that we must prorate our acceptance of and payment for tendered Shares, we will calculate a preliminary proration percentage after taking into account the priority given to tenders of Odd Lots, based upon all Shares properly tendered, conditionally or unconditionally, and not properly withdrawn. If the effect of this preliminary proration would be to reduce the number of Shares to be purchased from any tendering stockholder below the minimum number specified by that stockholder, the Shares conditionally tendered will automatically be regarded as withdrawn (except as provided in the next paragraph). All Shares tendered by a stockholder subject to a conditional tender and that are withdrawn as a result of proration will be returned at our expense to the tendering stockholder promptly after the expiration of the Offer.

After giving effect to these withdrawals, we will accept the remaining Shares properly tendered, conditionally or unconditionally, on a pro rata basis. If the withdrawal of conditional tenders would cause the total number of Shares to be purchased to fall below an aggregate purchase price of $30,000,000, then, to the extent feasible, we will select enough of the Shares conditionally tendered that would otherwise have been withdrawn to permit us to purchase such number of Shares. In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular stockholder as a single lot, and will limit our purchase in each case to the designated minimum number of Shares to be purchased. To be eligible for purchase by random lot, stockholders whose Shares are conditionally tendered must have properly tendered all of their Shares.
7.
Conditions of the Offer.

Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any Shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of or the payment for Shares tendered, subject to the rules under the Exchange Act, if at any time prior to the Expiration Date, any of the following events or circumstances shall have occurred (or shall have been reasonably determined by us to have occurred):
•
any action, suit, proceeding or application by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency, other tribunal or arbitrator or arbitration panel shall have been instituted or shall be pending, or we shall have received notice of any of the foregoing that directly or indirectly:

•
challenges or seeks to challenge, restrain, prohibit, delay or otherwise affect the making of the Offer, the acquisition by us of some or all of the Shares pursuant to the Offer or otherwise relates in any manner to the Offer or seeks to obtain material damages in respect of the Offer; or

•
seeks to make the purchase of, or payment for, some or all of the Shares pursuant to the Offer illegal or may result in a delay in our ability to accept for payment or pay for some or all of the Shares;

•
our acceptance for payment, purchase or payment for any Shares tendered in the Offer shall violate or conflict with, or otherwise be contrary to, any applicable law, statute, rule, regulation, decree or order;

•
any action shall have been taken or any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) shall have been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries by any court, government or governmental agency or other regulatory or administrative authority, whether in the United States or elsewhere, which:

•
indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of Shares thereunder; or

•
is reasonably likely to make the purchase of, or payment for, some or all of the Shares pursuant to the Offer illegal or to prohibit, restrict or delay consummation of the Offer;

•
there shall have occurred any of the following:

•
any general suspension of trading in, or limitation on prices for, securities on any U.S. national securities exchange or in the over-the-counter market, the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory, or any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that is likely, in our reasonable judgment, to materially adversely affect the extension of credit by banks or other lending institutions in the United States;

•
the commencement or escalation, on or after the date hereof, of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism, directly or indirectly involving the United States, or any escalation, on or after the date hereof, of any war or armed hostilities that had commenced prior to the date hereof;

•
any decrease of more than 10% in the market price for the Shares or in the Dow Jones Industrial Average, New York Stock Exchange Index, NASDAQ Composite Index or the Standard and Poor’s 500 Composite Index measured from the close of trading on the date of this Offer to Purchase to the open of trading on the Expiration Date;

•
any change in general political, market, economic, financial or industry conditions in the United States or internationally that, in our reasonable judgment, has, or could reasonably be expected to have, a material adverse effect on the business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, results of operations or prospects of Oppenheimer and our subsidiaries, taken as a whole, on the value of or trading in the Shares, on our ability to consummate the Offer or on the benefits of the Offer to us;

•
any change, condition, event or development (including any act of nature or man-made disaster) or any condition, event or development involving a prospective change, in the business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, licenses, franchises, permits, permit applications, results of operations or prospects of Oppenheimer or any of our subsidiaries or affiliates that, in our reasonable judgment, has, or could reasonably be expected to have, a material adverse effect on Oppenheimer and our subsidiaries, taken as a whole, on the value of or trading in the Shares, on our ability to consummate the Offer or on the benefits of the Offer to us; or

•
in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

•
a tender or exchange offer for any or all of our issued and outstanding Shares (other than the Offer), or any merger, amalgamation, acquisition, business combination, scheme of arrangement or other similar transaction with or involving us or any of our subsidiaries, shall have been proposed, announced or made by any person or entity or shall have been publicly disclosed or we shall have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, amalgamation, acquisition, business combination, scheme of arrangement or other similar transaction;

•
we shall have learned that any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person (1) has acquired or proposes to acquire beneficial ownership of more than 5% of our issued and outstanding Shares (other than where such ownership increases solely as a result of the Offer), whether through the acquisition of stock, the formation of a group, the grant of any option or right (options for and other rights to acquire Shares that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause), or otherwise (other than anyone who publicly disclosed such ownership in a filing with the SEC on or before the date hereof), (2) who has filed a Schedule 13D or Schedule 13G with the SEC on or before the date hereof has acquired or proposes to acquire, whether through the acquisition of Shares, the formation of a group, the grant of any option or right (options for and other rights to acquire Shares that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause), or otherwise (other than by virtue of consummation of the Offer), beneficial ownership of an additional 1% or more of our issued and outstanding Shares or (3) shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities;

•
any approval, permit, authorization, favorable review or consent or waiver of or filing with any domestic or foreign governmental entity or other authority or any third party consent, required to be obtained or made in connection with the Offer shall not have been obtained or made on terms and conditions satisfactory to us in our reasonable judgment; or

•
we shall have determined that the consummation of the Offer and the purchase of the Shares pursuant to the Offer is likely, in our reasonable judgment, to cause the Shares to be (1) held of record by less than 300 persons, (2) delisted from the NYSE or (3) eligible for deregistration under the Exchange Act.

Each of the conditions referred to above is for our sole benefit and may be asserted or waived by us, in whole or in part, at any time and from time to time in our discretion prior to the Expiration Date. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time prior to the Expiration Date. Any determination by us concerning the fulfillment or non-fulfillment of the conditions described above will be final and binding on all parties except as finally determined in a subsequent judicial proceeding if Oppenheimer’s determinations are challenged by stockholders.
8.
Price Range of Shares; Dividends.

Our Shares are listed for trading on the NYSE under the symbol “OPY.” The following table sets forth, for each of the fiscal quarters indicated, the high and low sales prices per Share as reported on the NYSE and the cash dividends per Share declared:
	High	Low	Dividends Declared
Calendar year ended December 31, 2021
First quarter	$44.38	$29.99	$0.12
Second quarter	$55.75	$39.76	$0.12
Third quarter	$51.66	$40.75	$0.15
Fourth quarter	$54.98	$42.00	$1.15*
Calendar year ended December 31, 2022
First quarter	$50.14	$40.09	$0.15
Second quarter	$44.08	$30.86	$0.15
Third quarter	$38.93	$28.88	$0.15
Fourth quarter	$54.98	$28.41	$0.15
Calendar year ending December 31, 2023
First quarter	$49.32	$37.41	$0.15
Second quarter (through May 30, 2023)	$39.94	$37.74	N/A

*
Includes $0.15 quarterly dividend and $1.00 special dividend payable on December 31, 2021.

The payment of additional dividends or distributions in the future will be subject to the requirements of the laws of the State of Delaware and the discretion of our Board of Directors. Any dividend payment must be approved by the Board of Directors. The declaration of any future cash dividend, and, if declared, the amount of any such dividends, will depend upon general business conditions, our financial condition, our earnings and cash flow, our capital requirements, financial covenants and other contractual restrictions on the payment of dividends or distributions.
On May 30, 2023 the last full trading day prior to the commencement of the Offer, the reported closing price of the Shares on the NYSE was $36.02 per Share. You are urged to obtain current market quotations for the Shares before deciding whether, and at what price or prices to tender your Shares pursuant to the Offer.
9.
Source and Amount of Funds.

As of March 31, 2023, we had approximately $30.3 million in cash and cash equivalents. We will fund any purchase of Shares pursuant to the Offer, including related fees and expenses, from cash and cash equivalents on hand. The Offer is not conditioned upon the receipt of financing.
Assuming the Offer is fully subscribed, and subject to any increase we later make, we expect the aggregate purchase price for the Shares, together with all related fees and expenses, to be approximately $30,450,000.

10.
Certain Information Concerning the Company.

The Company.   Oppenheimer Holdings Inc., through its Operating Subsidiaries, is a leading middle-market investment bank and full service broker-dealer. With roots tracing back to 1881, the Company is engaged in a broad range of activities in the financial services industry, including retail securities brokerage, institutional sales and trading, investment banking (both corporate and public finance), equity and fixed income research, market-making, trust services and investment advisory and asset management services. Oppenheimer Holdings Inc. owns, through subsidiaries, Oppenheimer & Co. Inc., a New York-based securities broker-dealer and investment adviser, Oppenheimer Asset Management Inc. and its subsidiary advisors, a New York-based investment adviser, Freedom Investments, Inc., a discount securities broker-dealer based in New Jersey, Oppenheimer Trust Company, a Delaware limited purpose bank, and OPY Credit Corp., a New York corporation organized to trade and clear syndicated corporate loans. We conduct our international businesses through Oppenheimer Europe Ltd. (United Kingdom with offices in the Isle of Jersey, Germany and Switzerland), Oppenheimer Investments Asia Limited (Hong Kong), and Oppenheimer Israel (OPCO) Ltd. (Israel). Oppenheimer Holdings Inc. was originally incorporated under the laws of British Columbia. Pursuant to its Certificate and Articles of Incorporation, effective on May 11, 2005, the Company’s legal existence was continued under the Canada Business Corporations Act. Effective May 11, 2009, the Company changed its jurisdiction of incorporation from the federal jurisdiction of Canada to the State of Delaware in the United States with the approval of its shareholders.
Available Information.   We are subject to the informational filing requirements of the Exchange Act, and, accordingly, are obligated to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. Information, as of particular dates, concerning our directors and executive officers, their remuneration, Share options granted to them, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our stockholders and filed with the SEC. We also have filed an Issuer Tender Offer Statement on Schedule TO (the “Schedule TO”) with the SEC that includes additional information relating to the Offer.
These reports, statements and other information, including the Schedule TO, all of the exhibits to it, and documents incorporated by reference, are available to the public on or accessible through the SEC’s site at https://www.sec.gov. This website address is not intended to function as a hyperlink, and the information contained on or accessible through the SEC’s website is not incorporated by reference in this Offer to Purchase and it should not be considered to be a part of this Offer to Purchase.
Incorporation by Reference.   The rules of the SEC allow us to “incorporate by reference” information into this Offer to Purchase, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The following documents that have been previously filed with the SEC contain important information about us and we incorporate them by reference (other than any portions of the respective filings that were furnished to, rather than filed with, the SEC under applicable SEC rules):
•
Annual Report on Form 10-K for the fiscal year ended December 31, 2022, as filed on February 28, 2023 (as amended on Form 10-K/A, filed on March 3, 2023);

•
Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2023, as filed on April 28, 2023;

•
Current Reports on Form 8-K, as filed on January 30, 2023 and May 9, 2023 (excluding any information that is furnished and not “filed” for purposes of Section 18 of the Exchange Act); and

•
Definitive Proxy Statement on Schedule 14A, as filed on March 17, 2023.

Any statement contained in any document incorporated by reference into this Offer to Purchase shall be deemed to be modified or superseded to the extent that an inconsistent statement is made in this Offer to Purchase. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.
You can obtain any of the documents incorporated by reference in this Offer to Purchase from the SEC’s website at the address or website set forth above. You may also request a copy of these filings, at no cost, by writing or telephoning the Information Agent at its address and telephone number set forth below:

The Information Agent for the Offer is:
48 Wall Street, 22nd Floor
New York, New York 10005
Stockholders may call toll free: (866) 828-6934
Banks and Brokers may call: (212) 269-5550
Email: OPY@dfking.com
11.
Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares.

Shares Outstanding.   As of May 26, 2023, there were 10,960,710 Class A Shares issued and outstanding. Since the Purchase Price will only be determined after the Expiration Date, the number of Shares that will be purchased in the Offer will not be known until after that time. At the maximum purchase price of $40.00 per Share, subject to any increase we may later make (subject to applicable law), we could purchase up to 750,000 Shares if the Offer is fully subscribed, which would represent approximately 6.84% of our issued and outstanding Class A Shares as of May 26, 2023. At the minimum purchase price of $34.00 per Share, subject to any increase we may later make (subject to applicable law), we could purchase up to 882,352 Shares if the Offer is fully subscribed, which would represent approximately 8.05% of our issued and outstanding Class A Shares as of May 26, 2023.
Beneficial Ownership.   The following tables set forth (i) the aggregate number of Class A Shares and Class B voting common stock that were beneficially owned (as determined under Rule 13d-3 promulgated under the Exchange Act) by each of our current directors, executive officers and their associates and by all directors, executive officers and their associates as a group, as of March 3, 2023, and (ii) the aggregate number and percentage of securities that were beneficially owned (as determined under Rule 13d-3 promulgated under the Exchange Act) by each person who owns (to our knowledge and based on the most current Schedule 13Ds and 13Gs filed with the SEC for each such person) more than 5% of any class of equity securities. For purposes of these tables, and in accordance with SEC rules, securities are considered “beneficially owned” if the person directly or indirectly has sole or shared power to vote or direct the voting of the securities or has sole or shared power to divest of or direct the divestment of the securities. Securities subject to exercisable options include options that are currently exercisable or exercisable within 60 days of March 3, 2023. Except as indicated, each holder has over the listed securities (i) sole voting power and (ii) investment power, which includes the power to dispose of, or to direct the disposition of Shares. The percentage of shares deemed outstanding is based on 11,067,778 Class A Shares and 99,665 shares of Class B voting common stock outstanding as of March 3, 2023.
	Class A Stock		Class B Stock
Name of Beneficial Owner – Ownership as of March 3, 2023	Shares	%	Shares	%
BlackRock Inc.(1)	614,640	5.7%	—	—
Morris Propp(2)	892,443	7.1%	—	—
Executive Officers, Directors and Others:
A.G. Lowenthal(3)	3,347,715	30.2%	97,128	97.5%
B. Watkins(4)	—	*	—	—
W. Ehrhardt(4)	32,350	*	—	—
R. S. Lowenthal(5)	68,297	*	650	*
A.W. Oughtred(4)	18,150	*	—	—
P.M. Friedman(6)	17,500	*	—	—
E. Behrens(4)	13,500	*	—	—

	Class A Stock		Class B Stock
Name of Beneficial Owner – Ownership as of March 3, 2023	Shares	%	Shares	%
T.M. Dwyer(4)	17,500	*	—	—
T.A. Glasser(4)	7,500	*	—	—
R.L. Roth(4)	7500	*	—	—
Executive Officers, Directors and Others as a group(10)	3,530,012	31.9%	97,838	98.2%

*
Denotes less than 1%.

(1)
Based solely on Schedule 13G filed with the SEC on February 1, 2023 by BlackRock Inc. The address of their business is listed in their Schedule 13G, which can be found at www.sec.gov.

(2)
Based solely on Schedule 13G filed with the SEC on June 21, 2021 by Morris Propp and related filers. Such parties’ addresses are contained in their Schedule 13G, which can be found at www.sec.gov.

(3)
With respect to the Class A Shares, A.G. Lowenthal holds 118,779 shares directly and is also the sole general partner of Phase II Financial L.P., a New York limited partnership, which is the record holder of 3,115,768 Class A Shares. Mr. Lowenthal holds 16,040 Class A Shares through the Oppenheimer 401(k) Plan. With respect to the Class B voting common stock, Phase II Financial Inc., a Delaware corporation wholly-owned by Mr. Lowenthal (“Phase II”), is the holder of record of all such shares. In the event of Mr. Lowenthal’s death or incapacity, control of Phase II would pass to Mr. Lowenthal’s spouse.

(4)
Stock is held directly.

(5)
R.S. Lowenthal owns 60,560 Class A Shares directly and 4,109 Class A Shares through the Oppenheimer 401(k) Plan. R.S. Lowenthal is a limited partner in Phase II Financial L.P., which is included in the total number of Class A Shares reported by A.G. Lowenthal in (3) above.

(6)
P.M. Friedman owns 17,500 Class A Shares through the Paul M Friedman Living Trust.

Interests of Directors and Executive Officers.   As of March 3, 2023, our directors and executive officers as a group (10 persons) beneficially owned an aggregate of 3,530,012 Shares, representing 31.9% of the total number of issued and outstanding Class A Shares. Our directors and executive officers are entitled to participate in the Offer on the same basis as other stockholders. Our directors and executive officers have informed us that they do not intend to tender Shares in the Offer. As a result, the Offer will increase their respective proportional holdings of our Class A Shares. Our Class B voting common stock, which does not publicly trade, is not subject to the Offer; as a result, the proportional holding of voting rights will remain unchanged after the Offer. After expiration or termination of the Offer, our directors and executive officers may, subject to applicable law and applicable policies and practices of the Company, sell their Shares from time to time in open market or other transactions at prices that may be more or less favorable than the Purchase Price to be paid to our stockholders in the Offer. See Section 2.
Recent Securities Transactions.   Except as set forth below, no transactions with respect to Shares have been effected during the 60 days prior to the date of this Offer to Purchase by the Company or, to the Company’s knowledge after making reasonable inquiry, by any of its directors, executive officers or subsidiaries:
Purchases made by the Company Pursuant to its Equity Repurchase Program:
Date of Transaction	Average Price Per Share	Number of Shares Acquired
March 30, 2023	$38.65	20,000
May 2, 2023	$36.55	9,174
May 4, 2023	$36.75	10,900
May 5, 2023	$36.95	10,900
May 8, 2023	$37.49	11,400

Date of Transaction	Average Price Per Share	Number of Shares Acquired
May 9, 2023	$37.72	2,610
May 10, 2023	$37.40	11,400
May 11, 2023	$36.74	3,056
May 12, 2023	$36.85	3,539
May 15, 2023	$37.45	11,800
May 16, 2023	$36.65	1,105
May 24, 2023	$37.44	251
Equity Repurchase Program.   On December 13, 2022, our Board of Directors approved a share repurchase program (the “Equity Repurchase Program”) authorizing the Company to purchase up to 543,000 of the Class A Shares, representing approximately 5.0% of its 10,867,600 then outstanding Class A Shares. This authorization supplemented the 144,034 Shares that remained authorized and available under the Company’s previous share repurchase program for a total of 687,034 Class A Shares authorized. During the year ended December 31, 2022, the Company purchased and canceled an aggregate of 1,684,287 Class A Shares for a total consideration of $60.6 million ($36.00 per Share). As of December 31, 2022, 687,034 shares remained available to be purchased under this program. During the year ended December 31, 2021, the Company purchased and canceled an aggregate of 177,192 Class A Shares for a total consideration of $7.7 million ($43.67 per Share). As of December 31, 2021, 223,821 shares remained available to be purchased under the share repurchase program. During the three months ended March 31, 2023, the Company purchased and canceled an aggregate of 95,055 Class A Shares for a total consideration of $3.7 million ($38.79 per share) under this program. As of March 31, 2023, 591,979 shares remained available to be purchased under the share repurchase program. We are not obligated to repurchase any Shares under the Equity Repurchase Program. The Board authorized the Offer separately from the Equity Repurchase Program and, as a result, the Equity Repurchase Program will remain in effect with any future repurchases thereunder to be made in accordance with its terms and applicable law. Exchange Act Rule 13e-4 generally prohibits us and our affiliates from purchasing any Shares, other than in the Offer, until at least ten business days after the Expiration Date, except pursuant to certain limited exceptions provided in Exchange Act Rule 14e-5. Following the completion or termination of the Offer, and after the required waiting period, we may, from time to time, make additional repurchases of Shares, either in the open market, through public or privately negotiated transactions, in additional tender offers, or otherwise, in accordance with applicable law. Any of these purchases may be on the same terms as, or on terms more or less favorable to shareholders than, the terms of the Offer. The amount and timing of any repurchases under the Equity Repurchase Program after the expiration or termination of the Offer will depend on a number of factors, including but not limited to, the trading price, volume and availability of our Shares, applicable legal requirements, our business and financial conditions and general market environment. There is no guarantee that any repurchases under the Equity Repurchase Program will be made or that such repurchases would enhance the value of our Shares.
Equity Based Incentive Plan.   On May 12, 2014, the Class B Stockholders approved the Oppenheimer Holdings Inc. 2014 Incentive Plan (the “OIP”), which amended, restated and replaced each of the Company’s existing equity incentive compensation plans. The purpose of the OIP is to assist the Company and its operating subsidiaries to attract, retain and provide incentives to key management employees, including executive officers. The Compensation Committee may grant stock awards and restricted stock awards pursuant to the OIP which are accounted for as equity awards and valued at grant date fair value. OIP awards typically require the completion of a service period and are subject to three or five year cliff vesting, as determined by the Compensation Committee. Dividends may or may not accrue during the service period, depending on the terms of individual OIP awards, although to date no award has provided for the accrual of dividends during the service period. The Company delivers the underlying Class A Shares to the employee at the end of the applicable vesting period so long as such employee continues to be an employee of the Company or one of its operating subsidiaries from Class A Shares held in the Company’s treasury.
On May 8, 2017, the Class B Stockholders approved the issue of 1,000,000 Class A Shares to the OIP. The award of Class A Shares under the OIP is a significant component of the Company’s compensation program for key employees of the Company and its subsidiaries. The award of stock to key employees is intended to align their interests with those of the Class A Stockholders. Accordingly, the number of Class A Shares underlying existing share-based arrangements together with Class A Shares reserved for future arrangements as a percentage of the Company’s issued Class A Shares may be perceived as being relatively high. The Board and the Compensation Committee have adopted a policy of maintaining the percentage of reserved stock for share-based awards to not more than 20% of the number of issued Class A Shares. A discussion of the Company’s share-based plans is presented in note 16 to our consolidated financial statements for the year ended December 31, 2022 included in our Annual Report on Form 10-K for the year ended December 31, 2022 which is available without charge, except for exhibits to the report, by (i) writing to Oppenheimer Holdings Inc., 85 Broad Street, 22nd Floor, New York, New York 10004, Attention: Secretary, (ii) calling 1-800-221-5588, or (iii) emailing us with your request at info@opco.com.
Stock Option Grants.   Under the OIP, our senior executive officers and employees may be granted stock options by the Compensation Committee based upon a variety of considerations. Due to the relatively high cost of expensing stock option awards under applicable accounting guidance, we have limited our use of this form of award in favor of stock awards.
Stock Awards.   Under the OIP, our and our subsidiaries’ executive officers and employees are granted stock awards by the Compensation Committee based upon recommendations from the Chief Executive Officer (except for the Chief Executive Officer himself) and other considerations relating to the contribution and performance of the specific award recipient. Mr. A.G. Lowenthal and Mr. R.S. Lowenthal are normally paid pursuant to a performance and incentive-based compensation framework established by the Compensation Committee. In addition, stock awards may be given as an inducement to employment for new employees or as a retention tool for existing employees. Mr. Watkins was awarded 10,000 Shares upon commencement of his employment, which Shares will cliff vest in five years, subject to certain severance considerations, and be expensed over the five-year vesting period. Stock awards are generally subject to a significant vesting period and we believe that these awards are useful in retaining and motivating our executive personnel. On January 27, 2022, the Compensation Committee awarded a total of 368,339 restricted Shares to our employees. Of these restricted Shares, 135,064 Shares will cliff vest three years from the date of the grant and 233,275 Shares will cliff vest five years from the date of the grant. These awards will be expensed over the applicable three or five year vesting period. Of those awards, Mr. Albano was awarded 3,500 Shares, Mr. Alfano was awarded 2,500 Shares, and Mr. McKigney was awarded 3,000 Shares. Additionally, Mr. R. S. Lowenthal was awarded 50,000 Shares and Mr. A.G. Lowenthal was awarded 125,000 Shares as part of the results of their 2021 compensation frameworks. The Shares awarded to Mr. Albano will cliff vest three years from the date of the grant, and the Shares awarded to Mr. A.G. Lowenthal, Mr. R.S. Lowenthal, Mr. Alfano and Mr. McKigney will cliff vest five years from the date of the grant, all of which awards will be expensed over their respective vesting periods. Mr. Alfano resigned from the Company and its subsidiaries, effective March 1, 2022 and his unvested awards were forfeited. On January 25, 2023, the Compensation Committee awarded a total of 274,410 restricted Shares to our employees. Of these restricted Shares, 190,640 Shares will cliff vest three years from the date of the grant and 83,500 Shares will cliff vest five years from the date of the grant. These awards will be expensed over the applicable three or five year vesting period. Of those awards, Mr. Albano was awarded 3,500 Shares, Mr. McKigney was awarded 3,000 Shares, and Mr. Watkins was awarded 2,500 Shares. Additionally, Mr. R. S. Lowenthal was awarded 20,000 Shares and Mr. A.G. Lowenthal was awarded 30,000 Shares as part of the results of their 2022 compensation frameworks. The Shares awarded to Mr. Albano will cliff vest three years from the date of the grant, and the Shares awarded to Mr. A.G. Lowenthal, Mr. R.S. Lowenthal, Mr. McKigney and Mr. Watkins will cliff vest five years from the date of the grant, all of which awards will be expensed over their respective vesting periods.
Stock Ownership and Trading Policy.   Directors are expected to accumulate and hold at least 6,000 Shares and have three years after joining the Board of Directors to achieve that position. All sitting directors either meet that criteria, or are on a track to do so. There are no such ownership expectations for our executive officers or other employees. The Company prohibits our executive officers and directors (and their immediate family members and affiliates) from short selling, dealing in publicly-traded options, or dealing in any other type of derivative security related to our Class A Shares and Class B voting common stock.
Compensation Recovery Policy.   In January 2011, the Compensation Committee recommended and the Company established a compensation recovery policy, subsequently updated in March of 2017, that affects incentive compensation paid to its executive officers. In the event of an accounting restatement that includes correcting an error that is material to the previously issued financial statements or that would result in a material misstatement if the error were corrected, or left uncorrected, in the current period, the Company is required to recover the amount of any excess incentive-based compensation paid to its executive officers (both current and former, as determined by the Compensation Committee) for the three fiscal years before the determination that a restatement is required. The policy defines incentive-based compensation as any compensation granted, earned or vested based wholly or in part upon the attainment of a financial reporting measure, such as revenue, stock price or total shareholder return. The amount recovered includes the excess of any incentive-based compensation paid to any executive officer based upon the erroneous data over the incentive-based compensation that would have been paid to the executive officer had it been based upon the restated results, irrespective of that executive officer’s involvement in the preparation of the applicable financial statements or any misconduct leading to the restatement. Beneficiaries that have received stock awards have an agreement whereby such awards are subject to such clawback provisions as are described in the immediately preceding paragraph. All senior executives and other employees holding restricted stock awards are subject to such provisions. Until such time as any new policies are developed and implemented by the Company, the Company will not hesitate to pursue recourse against any employee in the case of employee fraud or misconduct.
Employment Agreements.   Except as described below, our directors and executive officers do not generally have employment agreements and do not receive supplemental retirement benefits:
B. Watkins Employment Arrangement — The Company provided Mr. Brad M. Watkins with an offer letter, dated May 6, 2022, that stipulates that he will serve as Executive Vice President — Chief Financial Officer of the Company, Oppenheimer & Co. Inc. and certain subsidiaries and affiliated entities on an “at-will” basis. Pursuant to his offer letter, Mr. Watkins is to receive an annual base salary of  $300,000 and is eligible to receive a discretionary cash bonus with respect to each complete calendar year during which he remains employed, as well as deferred or other stock awards as may be determined by the Compensation Committee, including a deferred stock award of 10,000 Shares upon commencement of his employment vesting on the fifth anniversary of the issuance date (the “Initial Grant”). Pursuant to his offer letter, Mr. Watkins is also eligible to receive, during his first five years of employment if he is terminated other than “For Cause” (as defined in the offer letter), an amount of separation pay in an amount equal to (i) a minimum of eight months of his then base salary and a prorated bonus payment equal to 67% of the amount that is equal to the average of his last three years of discretionary cash bonuses or such lesser number of years if he is employed less than three years, and (ii) 10,000 times the closing price of the Shares on the NYSE on his termination date times a percentage equal to the number of whole months (but not days) elapsed since the date of the Initial Grant divided by sixty. Mr. Watkins has agreed to provide the Company with at least 120 days prior written notice of his retirement, resignation or other termination of employment and not to recruit the Company’s employees or clients for a period of one year following the termination of his employment.
General.   Except as otherwise described or incorporated by reference in this Offer to Purchase or the Schedule TO, none of the Company nor, to the best of the Company’s knowledge, any of its affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer or with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.
12.
Effects of the Offer on the Market for Shares; Registration under the Exchange Act.

The purchase by us of Shares pursuant to the Offer will reduce the number of Shares that might otherwise be traded publicly and is likely to reduce the number of our stockholders and may decrease the liquidity of the market for Shares. As a result, trading of a relatively small volume of the Shares after consummation of the Offer may have a greater impact on trading prices than would be the case prior to consummation of the Offer.
We believe that there will be a sufficient number of Shares outstanding and publicly traded following completion of the Offer to ensure a continued trading market for the Shares. Based upon published guidelines of the NYSE, we do not believe that our purchase of Shares under the Offer will cause the remaining outstanding Shares to be delisted from the NYSE. The Offer is conditioned upon, among other things, our determination that the consummation of the Offer and the purchase of Shares will not cause the Shares to be delisted from the NYSE. See Section 7.
Our Shares are currently “margin securities” under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using the Shares as collateral. We believe that, following the purchase of Shares pursuant to the Offer, our common stock will continue to be “margin securities” for purposes of the Federal Reserve Board’s margin regulations.
The Shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our stockholders and the SEC and comply with the SEC’s proxy rules in connection with meetings of our stockholders. We believe that our purchase of Shares pursuant to the Offer will not result in the Shares becoming eligible for deregistration under the Exchange Act. It is a condition of our obligation to purchase Shares pursuant to the Offer that as a result of the consummation of the Offer, there not be a reasonable likelihood that the Shares will be eligible for deregistration under the Exchange Act. See Section 7.
13.
Certain Legal Matters; Regulatory Approvals.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our acquisition of Shares as contemplated pursuant to the Offer, nor are we aware of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of Shares as contemplated by the Offer. We cannot predict whether we will be required to delay the acceptance for payment of or payment for Shares tendered in the Offer pending the outcome of any such approval or other action. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligations under the Offer to accept for payment and pay for Shares are subject to the satisfaction of certain conditions. See Section 7.
14.
U.S. Federal Income Tax Considerations.

The following is a summary of U.S. federal income tax considerations generally applicable to stockholders whose Shares are validly tendered and accepted for payment pursuant to the Offer. For purposes of this section, the term “stockholders” refers to the beneficial owners of the Shares. This summary is based upon the Internal Revenue Code of 1986 (the “Code”), Treasury regulations promulgated thereunder, administrative pronouncements, and judicial decisions, all as in effect as of the date hereof and all of which are subject to change or differing interpretations, possibly with retroactive effect, which may result in U.S. federal income tax consequences different from those described below. We have not sought, nor will we seek, any opinion of counsel with respect to any matters addressed herein. There can be no assurances that the IRS would not assert, or that a court would not sustain, a position contrary to any of those described below.
This summary addresses only stockholders that hold Shares as capital assets within the meaning of the Code and does not address all of the tax considerations that may be relevant to stockholders in light of their particular circumstances or to certain types of stockholders subject to special treatment under the Code, including certain financial institutions, dealers in securities or commodities, traders in securities that elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt organizations, regulated investment companies, partnerships or other pass-through entities, certain expatriates, U.S. holders (defined below) whose functional currency is other than the U.S. dollar, persons subject to the alternative minimum tax, persons that hold Shares as a position in a “straddle” or as a part of a “hedging,” “conversion,” “constructive sale” or integrated transaction for U.S. federal income tax purposes, persons that purchase or sell Shares as part of a “wash sale” for U.S. federal income tax purposes, or persons that received their Shares through the exercise of employee stock options or otherwise as compensation. This summary also does not address the state, local or foreign tax considerations relating to the Offer.
For purposes of this discussion, a “U.S. holder” is a beneficial owner of Shares that is, for U.S. federal income tax purposes, (i) a citizen or individual resident of the United States, (ii) a corporation or other entity treated as a corporation that is created or organized in the United States or under the laws of the United States or of any political subdivision thereof, (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust that either (x) is subject to the primary supervision of a court within the United States and the control of one or more United States persons or (y) has in effect a valid election under applicable U.S. Treasury regulations to be treated as a United States person.
For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of Shares that is neither a U.S. holder nor a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes). If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) participates in the Offer, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A stockholder that is a partnership and its partners should consult their tax advisors regarding the U.S. federal income tax considerations relating to the Offer.
The consummation of the Offer will not give rise to any U.S. federal income tax consequences for stockholders that elect not to participate in the Offer.
Stockholders should consult their tax advisors to determine the particular tax consequences to them of participating in the Offer in light of their particular circumstances.
U.S. Federal Income Tax Characterization of a Stockholder’s Sale of Shares
The U.S. federal income tax consequences of a stockholder’s sale of Shares to the Company pursuant to the Offer is determined based on whether such sale qualifies as a sale or other exchange of Shares under Section 302 of the Code, and will depend largely on the total number of Shares treated as held by the tendering stockholder both before and after the sale relative to all of the Shares outstanding both before and after the sale. A sale of Shares that does not so qualify will generally be characterized as a corporate distribution.
A stockholder’s sale of Shares pursuant to the Offer will generally be characterized as a sale or exchange of Shares under Section 302 of the Code if the sale (i) is “substantially disproportionate” with respect to the tendering stockholder, (ii) results in a “complete termination” of the stockholder’s interest in the Company, or (iii) is “not essentially equivalent to a dividend” with respect to the stockholder.
In determining whether any of the foregoing tests results in a sale of Shares that qualifies for sale treatment, a stockholder must take into account not only Shares actually owned by the stockholder but also Shares that are treated as constructively owned by the stockholder. A stockholder may be treated as constructively owning Shares owned by certain related individuals and entities in which the stockholder has an interest or that have an interest in the stockholder, as well as any Shares that the stockholder has a right to acquire by exercise of an option.
In order to meet the substantially disproportionate test, the percentage of the Company’s outstanding Shares actually and constructively owned by a stockholder immediately following the sale of the stockholder’s Shares must, among other requirements, be less than eighty percent (80%) of the percentage of the Company’s outstanding Shares actually and constructively owned by the stockholder immediately before the sale of the stockholder’s Shares (treating as outstanding all Shares purchased by the Company in the Offer). There will be a complete termination of the stockholder’s interest if either (i) all of the Shares actually and constructively owned by the stockholder are sold or (ii) all of the Shares actually owned by the stockholder are sold and the stockholder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of Shares owned by certain family members and the stockholder does not constructively own any other Shares. The sale of Shares will not be essentially equivalent to a dividend if the sale results in a “meaningful reduction” of the stockholder’s proportionate interest in the Company. Whether the sale of Shares will result in a meaningful reduction in a stockholder’s proportionate interest in the Company will depend on the stockholder’s particular facts and circumstances. The IRS has indicated in a published ruling that even a small reduction in the proportionate interest in a publicly held corporation held by a small minority stockholder that exercises no control over corporate affairs may constitute such a “meaningful reduction.”
If none of the foregoing tests is satisfied, then the stockholder’s sale of Shares to the Company pursuant to the Offer will generally be characterized as a corporate distribution to the tendering stockholder.

See “U.S. Holders — Taxation of Sales Treated as Distributions,” and “Non-U.S. Holders — Taxation of Sales Treated as Distributions” below.
Stockholders should be aware that contemporaneous acquisitions or dispositions of Shares (including by persons whose ownership of issued and outstanding Shares is attributed to a U.S. holder pursuant to the constructive ownership rules described above) may be deemed to be part of a single integrated transaction and may be taken into account in determining whether any of the Section 302 tests are satisfied. For example, if a stockholder sells Shares (including sales by persons whose ownership of issued and outstanding Shares is attributed to the stockholder pursuant to the constructive ownership rules described above) to persons other than the Company at or about the time the stockholder also sells Shares pursuant to the Offer, and the various sales effected by the stockholder are part of an overall plan to reduce or terminate the stockholder’s proportionate interest in the Company, then the sales to persons other than the Company may, for U.S. federal income tax purposes, be integrated with the stockholder’s sale of Shares pursuant to the Offer and, if integrated, should be taken into account in determining whether the stockholder satisfies any of the Section 302 tests with respect to Shares sold by the stockholder to the Company in the Offer.
The Company cannot predict whether or the extent to which the Offer will be oversubscribed. If the Offer is oversubscribed, proration of tenders in the Offer will cause the Company to accept fewer Shares than are tendered. This in turn may affect a stockholder’s ability to satisfy one of the Section 302 tests. No assurance can be given that a stockholder will be able to determine in advance whether its disposition of Shares pursuant to the Offer will be treated as a sale or exchange or as a corporate distribution in respect of its Shares.
STOCKHOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE TAX CONSIDERATIONS RELATING TO THE OFFER IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.
U.S. Holders
Taxation of Sales that Qualify as Sales under Section 302 of the Code
If a U.S. holder’s sale of Shares pursuant to the Offer qualifies as a sale of such Shares under Section 302 of the Code, then the U.S. holder will generally recognize gain or loss on the sale in an amount equal to the difference between its amount realized and its adjusted tax basis in the sold Shares. A U.S. holder’s amount realized is the sum of the amount of cash and the fair market value of any property received in the sale. A U.S. holder’s adjusted tax basis in the sold Shares will generally equal the U.S. holder’s acquisition cost with respect to those Shares. Gain or loss recognized on the sale will generally be capital gain or loss and will generally be long-term capital gain or loss if the U.S. holder’s holding period for the sold Shares exceeds one year at the time of the sale. Long-term capital gains recognized by non-corporate U.S. holders will generally be subject to tax at preferential rates. The deductibility of capital losses is subject to limitations.
Gain or loss must be determined separately for each block of Shares (generally, Shares acquired at the same cost in a single transaction) that is purchased by the Company from a U.S. holder in the Offer. A U.S. holder may be able to designate, generally through its broker, which blocks of Shares it wishes to tender in the Offer if less than all of its Shares are tendered in the Offer, and the order in which different blocks will be purchased by the Company in the event of proration in the Offer. U.S. holders should consult their tax advisors concerning the mechanics and desirability of such designations.
Taxation of Sales Treated as Corporate Distributions
If a U.S. holder’s sale of Shares pursuant to the Offer does not qualify as a sale of such Shares under Section 302 of the Code, the U.S. holder will generally be treated as receiving a distribution from the Company with respect to its Shares in an amount equal to its sale proceeds. Any such amount will be treated as a dividend to the extent it is paid out of the Company’s current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. Any sale proceeds in excess of the Company’s current and accumulated earnings and profits will generally be applied against and reduce (but not below zero) the U.S. holder’s tax basis in its Shares. Any remaining excess will be treated as gain realized on the sale or other disposition of the Shares with the consequences described above under “— Taxation of Sales that Qualify as Sales under Section 302 of the Code.” A U.S. holder’s remaining tax basis, if any, in its sold Shares will generally be added to such U.S. holder’s adjusted tax basis in its remaining Shares, or, if it has none, possibly, to the basis of such U.S. holder’s constructively-owned Shares, if any, or it may be lost entirely.
With certain exceptions (including dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are satisfied, dividends received by non-corporate U.S. holders will generally constitute “qualified dividends” that are subject to tax at preferential rates. Dividends received by corporate U.S. holders will generally qualify for the dividends received deduction if the requisite holding period is satisfied and may implicate the “extraordinary dividend” provisions of the Code. Corporate U.S. holders should consult their tax advisors regarding the application of the “extraordinary dividend” provisions of the Code to a sale of Shares pursuant to the Offer in light of their particular circumstances.
Non-U.S. Holders
Taxation of Sales that Qualify as Sales under Section 302 of the Code
If a non-U.S. holder’s sale of Shares pursuant to the Offer qualifies as a sale of such Shares under Section 302 of the Code, gain realized by the non-U.S. holder on the sale will generally not be subject to U.S. federal income tax unless:
•
the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States), in which case the gain will generally be subject to U.S. federal income tax on a net income basis at the graduated U.S. federal income tax rates generally applicable to United States persons and, in the case of a non-U.S. holder that is a corporation, may also be subject to a branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) after application of certain adjustments;

•
the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the sale and certain other requirements are met, in which case the gain will generally be subject to U.S. federal income tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) and may be offset by U.S. source capital losses if certain requirements are satisfied; or

•
the Company is or has been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the sale or the period during which the non-U.S. holder held Shares and the non-U.S. holder has owned directly, indirectly, or constructively more than five percent of the Shares during such period, in which case the gain will generally be subject to tax on a net income basis at the graduated U.S. federal income tax rates generally applicable to United States persons.

The Company believes that it is not, and has not at any time since its formation been, a U.S. real property holding corporation. However, this determination is factual in nature and subject to change and there can be no assurances regarding the status of the Company as a U.S. real property holding corporation.
The applicable withholding agent may not be able to determine the proper U.S. federal income tax characterization of a sale of a non-U.S. holder’s Shares pursuant to the Offer. Accordingly, it is possible that the withholding agent will treat the sale of a non-U.S. holder’s Shares as a distribution subject to withholding tax as described below under “— Taxation of Sales Treated as Corporate Distributions.”
Taxation of Sales Treated as Corporate Distributions
If a non-U.S. holder’s sale of Shares pursuant to the Offer does not qualify as a sale of such Shares under Section 302 of the Code, the non-U.S. holder will generally be treated as receiving a distribution from the Company with respect to its Shares in an amount equal to its sale proceeds. Any such amount will be treated as a dividend to the extent it is paid out of the Company’s current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. Any such dividend will generally be subject to U.S. withholding tax at a rate of 30% unless the non-U.S. holder timely provides certification of its eligibility for a reduced rate under an applicable income tax treaty (usually on an IRS Form W-8BEN or W-8BEN-E) or furnishes a valid IRS Form W-8ECI certifying that the dividend is effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States. Any sale proceeds in excess of the Company’s current and accumulated earnings and profits will generally be applied against and reduce (but not below zero) the non-U.S. holder’s tax basis in its Shares. Any remaining excess will be treated as gain realized on the sale or other disposition of the Shares with the consequences described above under “Non-U.S. Holders — Taxation of Sales that Qualify as Sales under Section 302 of the Code.” A non-U.S. holder’s remaining tax basis, if any, in its sold Shares will generally be added to such non-U.S. holder’s adjusted tax basis in its remaining Shares, or, if it has none, possibly, to the basis of such non-U.S. holder’s constructively-owned Shares, if any, or it may be lost entirely.
A dividend that is effectively connected with a non-U.S. holder’s conduct of a trade or business within the United States will generally be subject to U.S. federal income tax on a net income basis at the graduated U.S. federal income tax rates generally applicable to United States persons and, in the case of a non-U.S. holder that is a corporation, may also be subject to a branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) after application of certain adjustments.
Non-U.S. holders should consult their tax advisors regarding the application of the foregoing rules in light of their particular circumstances and the procedures for claiming treaty benefits or otherwise establishing an exemption from U.S. withholding tax with respect to any sale proceeds payable to them.
FATCA Withholding Taxes
Under the Foreign Account Tax Compliance Act and the regulations and administrative guidance promulgated thereunder (“FATCA”), withholding at a rate of thirty percent (30%) will generally be required on dividends (including dividends received in connection with a sale of Shares to the Company pursuant to the Offer) in respect of securities (including Shares) that are held by or through certain “foreign financial institutions” (which is broadly defined for this purpose and generally includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies (typically certified as to by the delivery of a properly completed IRS Form W-8BEN or W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Non-U.S. holders should consult their tax advisers regarding the application of FATCA.
Stockholders should consult their tax advisors to determine the particular tax consequences to them of participating in the Offer, including the applicability and effect of state, local, foreign and other tax laws and the possible effects of changes in U.S. federal or other tax laws.
15.
Extension of the Offer; Termination; Amendment.

We expressly reserve the right, in our sole discretion and subject to applicable law, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to extend the period of time the Offer is open and delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. We also expressly reserve the right, in our sole discretion, to terminate the Offer and reject for payment and not pay for any Shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for Shares, upon the occurrence of any of the conditions specified in Section 7, by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for Shares that we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer.
Subject to compliance with applicable law, we further reserve the right, in our sole discretion, to amend the Offer in any respect (including, without limitation, by decreasing or increasing the consideration offered pursuant to the Offer to stockholders or by decreasing or increasing the number of Shares being sought in the Offer). Amendments to the Offer may be made at any time and from time to time by public announcement of such amendments. In the case of an extension, the notice of the amendment must be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise disseminate any such public announcement other than by making a release through Business Wire or another comparable service.
In accordance with the rules of the SEC, we may, without amending or extending the Offer, increase the aggregate purchase price of Shares sought in the Offer and thereby increase the number of Shares accepted for payment in the Offer by no more than 2% of the number of our issued and outstanding Shares.
If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. Generally, these rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If:
•
we increase or decrease the price to be paid for Shares;

•
we increase the number of Shares purchased by more than 2% or decrease the number of Shares sought to be purchased in the Offer; and

•
the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such an increase or decrease is first published, sent or given to stockholders in the manner specified in this Section 15, then, in each case, the Offer will be extended until the expiration of a period of 10 business days. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or United States Federal holiday and consists of the time period from 12:00 a.m. through 11:59 p.m., New York City time.
16.
Fees and Expenses.

We have retained Oppenheimer & Co. Inc. to act as the Dealer Manager in connection with the Offer. In its role as Dealer Manager, Oppenheimer & Co. Inc. may contact brokers, dealers and similar entities and may provide information regarding the Offer to those that it contacts or persons that contact it. Oppenheimer & Co. Inc. will not receive a fee for these services; however, we have agreed to reimburse Oppenheimer & Co. Inc. for reasonable out-of-pocket expenses incurred in connection with the Offer and to indemnify Oppenheimer & Co. Inc. against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.
Oppenheimer & Co. Inc. has in the past provided, and in the future may provide, capital markets advice and investment banking services, for which services it has received, and would expect to receive, compensation from us. Oppenheimer & Co. Inc. is controlled by, and is an affiliate of, Oppenheimer Holdings Inc.
Additionally, in the ordinary course of business, including in its trading and brokerage operations and in a fiduciary capacity, Oppenheimer & Co. Inc. and its affiliates may hold positions, both long and short, for their own accounts and for those of their customers, in our securities.
We have also retained D.F. King & Co., Inc. to act as Information Agent and Computershare Trust Company, N.A. to act as Depositary in connection with the Offer. The Information Agent may contact stockholders by mail, telephone, email and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses incurred in connection with the Offer and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Dealer Manager, the Information Agent and the Depositary as described above) for soliciting tenders of Shares pursuant to the Offer. Stockholders holding Shares through brokers, dealers or other nominee stockholders are urged to consult the brokers, dealers or other nominee stockholders to determine whether transaction costs may apply if stockholders tender Shares through the brokers, dealers or other nominee stockholders and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent, the Information Agent, the Dealer Manager or the Depositary for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of Shares, except as otherwise provided in Section 5 of this Offer to Purchase.
17.
Miscellaneous.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, stockholders in any U.S. state in which the making or acceptance of offers to sell Shares would not be in compliance with the laws of that U.S. state. If we become aware of any such state where the making of the Offer or the acceptance of Shares pursuant to the Offer is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the stockholders residing in such U.S. state. In any U.S. state where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on our behalf by the Dealer Manager or by one or more registered brokers or dealers licensed under the laws of that U.S. state.
Pursuant to Rule 13e-4(c)(2) promulgated under the Exchange Act, we have filed with the SEC the Schedule TO, which contains additional information relating to the Offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning Oppenheimer.
We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Shares in the Offer or as to the price or prices at which you may choose to tender your Shares in the Offer. You should rely only on the information contained in, or incorporated by reference in, this Offer to Purchase and in the related Letter of Transmittal or on documents to which we have referred you. Our delivery of this Offer to Purchase shall not under any circumstances create any implication that the information contained in this Offer to Purchase is correct as of any time other than the date of this Offer to Purchase or that there have been no changes in the information included or incorporated by reference herein or in the affairs of Oppenheimer or any of its subsidiaries or affiliates since the date hereof. We have not authorized anyone to provide you with information or to make any representation in connection with the Offer other than the information and representations contained in this Offer to Purchase or in the Letter of Transmittal. If anyone makes any recommendation or gives any information or representation, you must not rely upon that recommendation, information or representation as having been authorized by us, our affiliates or subsidiaries, the Dealer Manager, the Depositary or the Information Agent.
Oppenheimer Holdings Inc.
May 31, 2023

The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:
The Depositary for the Offer is:
Computershare Trust Company, NA.
By First Class Mail:	By Registered, Certified or Express Mail or Overnight Courier:
Computershare Trust Company, N.A. Attn Corporate Actions Voluntary Offer P.O. Box 43011 Providence, RI 02940-3011	Computershare Trust Company, N.A Attn Corporate Actions Voluntary Offer 150 Royall Street Suite V Canton, MA 02021
DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and addresses set forth below. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery should be directed to the Information Agent. The Information Agent will promptly furnish to stockholders additional copies of these materials at the Company’s expense. You may also contact your bank, broker, dealer, trust company or other nominee for assistance concerning the Offer.
The Information Agent for the Offer is:
48 Wall Street, 22nd Floor
New York, New York 10005
Stockholders may call toll free: (866) 828-6934
Banks and Brokers may call: (212) 269-5550
Email: OPY@dfking.com
The Dealer Manager for the Offer is:
Oppenheimer & Co. Inc.
85 Broad Street
New York, New York 10004
(Call) Toll Free: (212) 668-8000
Email: info@opco.com